UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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THE BANK OF NEW YORK MELLON CORPORATION

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	April 9, 2013 at 9:00 a.m., local time

Place:	101 Barclay Street, New York, New York 10286

Record Date:	You can, and should, vote if you were a stockholder on February 11, 2013

Admission:

To attend, you must bring a government-issued photo identification and evidence of ownership on the record date (such as a brokerage account statement). If you represent an entity that is a stockholder, you also will need proof of authority. Complete instructions are outlined under “Annual Meeting Information” beginning on page 61 of the proxy statement.

Please note that no cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting. The use of cell phones, smart phones, tablets and other personal communication devices during the Annual Meeting is also prohibited.

AGENDA AND BOARD RECOMMENDATIONS

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of 12 directors	FOR EACH DIRECTOR NOMINEE	1

Advisory resolution to approve executive compensation	FOR	24

Ratification of KPMG LLP as our independent auditor for 2013	FOR	57

We will also act on any other business that may properly come before the meeting, although we have not received notice of any other matters that may be properly presented.

VOTING

It is important that you vote your shares. To ensure that they are voted, please follow the instructions on the proxy card to either complete and return the proxy card or vote by telephone or over the Internet. Mailing your proxy card or voting by telephone or over the Internet does not prevent you from changing your vote in person at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Jane Sherburne

General Counsel and Corporate Secretary

March 8, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 9, 2013: Our 2013 proxy statement and 2012 annual report to stockholders are available at http://www.edocumentview.com/bnym.

SUMMARY INFORMATION

To assist you in reviewing the proposals, including the election of directors and the non-binding advisory resolution on executive compensation, the following summarizes information about our 2012 financial performance, our corporate governance structure and our compensation program. This summary does not contain all of the information that you should consider when deciding how to vote your shares. You should read the entire proxy statement carefully before voting. This proxy statement and the form of proxy are first being sent to stockholders on March 8, 2013. See “Annual Meeting Information” beginning on page 61 for details on the voting process and how to attend the annual meeting.

BUSINESS HIGHLIGHTS

Business results. In 2012, continued global economic uncertainty, persistent low interest rates, low volatility and tepid capital markets continued to weigh on global markets and the financial services industry. Despite the challenges presented, the company achieved the following in 2012:

•       Increased year-over-year assets under management by 10%, with net inflows of $36 billion

•       Completed $1.1 billion in stock buybacks, up from $835 million in 2011, and paid more than $600 million in common stock dividends

•       Increased our year-end book value by 10% over last year, to $30.39 per share

•       Achieved above-target net savings of $309 million under our Operational Excellence Initiatives

•       Reduced risk in our securities and loan portfolios, reflected in part by a $2.4 billion unrealized pre-tax gain and a credit to our provision for credit losses of $80 million

•       Exceeded many of our bank peers in attaining a Basel I Tier 1 capital ratio of 15.1% and common ratio of 13.6% and a return on tangible common equity ratio of 19%[1]

•       Exceeded Basel III guidelines for Tier 1 common equity ratio by attaining an estimated ratio of 9.8%[1]

These accomplishments contributed to a positive total shareholder return (TSR) of 32% for 2012, positioning us at the 75th percentile relative to both the S&P 500 Financials Index and our peer group. Our reported earnings per share was $2.03, 89% of budget, as market conditions unfavorably impacted our lower variable costs businesses and revenue streams, which was partially offset by continuing to win new business. Also impacting our earnings was the settlement of a number of significant litigation items, which was partially offset by our Operational Excellence Initiatives savings.

1 For a reconciliation and explanation of these non-GAAP measures, see pages 106 to 110 of our 2012 Annual Report, available at http://www.edocumentview.com/bnym. GAAP is the acronym for generally accepted accounting principles in the United States.

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BOARD NOMINEES (see pages 2 to 10)

					Committee Memberships
Name	Age	Director Since	Occupation	Independent	AC	CG&N	CSR	HRC	RC	TC	EC
Ruth E. Bruch	59	2007	Retired SVP and Chief Information Officer of Kellogg Company	Yes			C	M	M	M
Nicholas M. Donofrio	67	2007	Retired EVP, Innovation and Technology of IBM Corporation	Yes			M		C	M	M
Gerald L. Hassell	61	2007	Chairman and CEO of The Bank of New York Mellon Corporation	No							M
Edmund F. “Ted” Kelly	67	2007	Chairman of Liberty Mutual Group	Yes				M	M	C
Richard J. Kogan	71	2007	Retired Chairman, President and CEO of Schering Plough Corporation	Yes	M	M		M
Michael J. Kowalski	60	2007	Chairman and CEO of Tiffany & Co.	Yes	M			M
John A. Luke, Jr.	64	2007	Chairman & CEO of MeadWestvaco Corporation	Yes		C			M		M
Mark A. Nordenberg	64	2007	Chancellor, CEO and Distinguished Service Professor of Law at the University of Pittsburgh	Yes			M		M	M
Catherine A. Rein	70	2007	Retired Senior EVP and Chief Administrative Officer of MetLife, Inc.	Yes	C	M					M
William C. Richardson	72	2007	President and CEO Emeritus of The W.K. Kellogg Foundation and Retired Chair and Co-Trustee of The W.K. Kellogg Foundation Trust	Yes	M	M
Samuel C. Scott III	68	2007	Retired Chairman, President and CEO of Corn Products International, Inc.	Yes	M		M	C			M
Wesley W. von Schack	68	2007	Chairman of AEGIS Insurance Services, Inc.	Yes		M		M	M		C

AC	Audit Committee	TC	Technology Committee
CG&N	Corporate Governance and Nominating Committee	EC	Executive Committee
CSR	Corporate Social Responsibility Committee	M	Member
HRC	Human Resources and Compensation Committee	C	Chairperson
RC	Risk Committee

CORPORATE GOVERNANCE FACTS (see pages 11 to 20)

Board Independence & Leadership

•       Independent Lead Director: Wesley W. von Schack

•       Independent director nominees: 11 of 12

•       Number of independent board committees: 6

•       Total board and committee meetings in 2012: 48

•       Average director attendance at board and committee meetings in 2012 was about 95%

•       Independent Lead Director selected by independent directors

•       Expanded authority of Lead Director to approve, and add items to, board agendas and meeting schedules

Corporate Governance Structure and Practices

•       No staggered board

•       No “poison pill”

•       Majority voting in uncontested director elections, with director resignation policy

•       Action by stockholders requires only majority of votes cast (not majority of shares present and entitled to vote)

•       Significant portion of director compensation paid in deferred stock units, which must be held as long as the director serves on the Board

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COMPENSATION HIGHLIGHTS (see pages 25 to 42)

2012 Compensation Program

For 2012, we continued to operate a compensation program focused on variable pay and long-term performance. For example, variable pay makes up more than 90% of the 2012 target compensation for our named executives and about 66% of our CEO’s 2012 target compensation was in the form of equity awards that remain subject to vesting, clawback and other restrictions. We also standardized the separation benefits available to our executive officers, as a result of our CEO’s voluntary waiver of his transition agreement. In addition:

We have: • No excessive perquisites or benefits • No tax gross-ups for perquisites • No single-trigger change-in-control benefits • No tax gross-ups on severance payments	We provide for: • No repricing of underwater stock options • No hedging or short sales of our stock And we grant: • No stock options with exercise price below market

Stockholder Outreach and 2013 Enhancements

During 2012, our Human Resources and Compensation Committee, which we refer to as the “HRC Committee,” determined to extend the scope of our outreach process with stockholders. In particular, we reached investors representing approximately 37% of our outstanding shares (about half of our largest 25 investors) and invited comments on our executive compensation program (including pay-for-performance linkage and severance arrangements) and our corporate governance structures. We also had a number of meetings with regulators and other stakeholders, including meetings with proxy advisory firms. Based on the quality and value of the feedback received, the HRC Committee has determined to continue our extended stockholder outreach program as an ongoing, annual process and approved the following pay-for-performance enhancements for 2013. We:

•	increased the portion of our incentive pay in the form of annual incentive, increasing the amount of pay that varies directly with prior year performance;

•	increased the equity portion of our annual incentive, subjecting a greater portion of annual incentive to risk-based forfeiture;

•	changed the form of our long-term incentive to 100% performance shares;

•	subjected annual long-term incentive target grant value to adjustment of between 0-125% based on performance;

•	maintained a strong deferral rate of incentive pay; and

•	subjected all equity awards going forward to 100% forfeiture during vesting period based on risk assessments.

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PROPOSAL 1 – ELECTION OF DIRECTORS

You are being asked to elect the 12 nominees named in this proxy statement to serve on the Board of Directors of The Bank of New York Mellon Corporation (which we refer to as “we,” “us,” the “company” or “BNY Mellon”) until the 2014 Annual Meeting of stockholders or until their successors have been duly elected and qualified. Each nominee currently serves on our Board of Directors. Eleven nominees are independent directors, and one nominee serves as the company’s Chairman and Chief Executive Officer.

We do not know of any reason why any nominee named in this proxy statement would be unable to serve as a director if elected. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as may be nominated in accordance with our by-laws, as described below. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The Board unanimously recommends you vote “FOR” each of the nominees described below.

Director Qualifications

Our Corporate Governance and Nominating Committee, which we refer to as the “CG&N Committee,” assists the Board in reviewing and identifying individuals qualified to become Board members. The CG&N Committee utilizes Board-approved criteria in recommending nominees for directors at Annual Meetings of stockholders and nominees to fill vacancies on the Board. Directors chosen to fill vacancies will hold office for a term expiring at the end of the next Annual Meeting of stockholders.

In selecting nominees for election as directors of the company, our CG&N Committee’s charter provides, among other things, that the Committee must consider (but is not limited to consideration of) the candidate’s experience, accomplishments, education, skills and personal and professional integrity; the diversity of the Board; and the candidate’s ability to devote the necessary time for service as a director (including directorships held at other corporations and organizations). The CG&N Committee will evaluate a candidate recommended by a stockholder for nomination as a director in the same manner that it evaluates any other nominee. For information on recommending a candidate for nomination as a director see “Stockholder Proposals for 2014 Annual Meeting” on page 64 below.

The Board and the CG&N Committee have concluded that each of our current Board members should be recommended for re-nomination as a director. As part of this determination, the Board and the CG&N Committee considered:

•

Professional background and experience. The individual’s specific experience, background and education, including experience with, among other things, asset management and other financial services, international business, risk management, operational planning and business strategy, technology and innovation, financial reporting and accounting, legal matters, government and regulatory affairs, compensation and human resources, sales and marketing, and mergers and acquisitions.

•

Senior level policy-making positions. The individual’s effectiveness, business acumen and leadership skills as demonstrated by senior-level policy-making experience in business, government, education, technology and/or not-for-profit enterprises.

•	Other public company board experience. The individual’s service as a director on other public company boards.

•

Intangible attributes. The individual’s integrity; capacity to evaluate business issues and make practical and mature judgments; willingness to devote the necessary time and effort required to serve on our

Board; the skills and personality to work effectively and collegially with other directors on a board that is responsive to the company’s needs; and the self-confidence and articulateness to participate effectively in Board discussions.

•

Prior BNY Mellon Board experience. The individual’s years of service on our Board and on the legacy boards of directors of The Bank of New York Company, Inc., which we refer to as “Bank of New York,” and Mellon Financial Corporation, which we refer to as “Mellon,” as well as each individual’s service on standing committees of our Board and the legacy Bank of New York and Mellon boards.

•	Board attendance and participation. The individual’s attendance record at Board and committee meetings, as well as each individual’s preparedness for and participation at Board and committee meetings.

Diversity of the Board

In considering diversity of the Board (in all aspects of that term) as a criterion for selecting nominees in accordance with its charter, the CG&N Committee takes into account various factors and perspectives, including differences of viewpoint, professional experience, education, skills and other individual qualities and attributes that contribute to Board heterogeneity, as well as race, gender, national origin and sexual preference. The CG&N Committee seeks persons with leadership experience in a variety of contexts and, among public company leaders, across a variety of industries. The CG&N Committee believes that this conceptualization of diversity is the most effective means to implement Board diversity and will assess the effectiveness of this approach as part of its annual review of its charter and our Corporate Governance Guidelines.

Information About the Nominees

Each of the following nominees for election as director was elected as a director at our 2012 Annual Meeting. Our Board believes these nominees meet the criteria described above with diversity and depth of experience that enable them to effectively oversee management of the company. No director has a family relationship to any other director, nominee for director or executive officer. Information relating to each nominee for election as director, including his or her period of service as a director of Bank of New York or Mellon prior to their merger on July 1, 2007, which we refer to as the “merger,” principal occupation, specific experience, other biographical material and qualifications is described below:

Independent Director since 2007 Age 59

RUTH E. BRUCH

Retired Senior Vice President and Chief Information Officer of Kellogg Company

Ms. Bruch served as a director of Mellon from 2003 to 2007, where she served on the Human Resources, the Technology and the Community Responsibility Committees. Ms. Bruch served as Senior Vice President and Chief Information Officer of Kellogg Company, a food manufacturer focusing on cereal and convenience foods, from 2006 until her retirement in 2009. Prior to that, from 2002 to 2006, Ms. Bruch served as Senior Vice President and Chief Information Officer of Lucent Technologies Inc., which focuses on communications networking solutions. Ms. Bruch is currently a director of Teledyne Technologies Inc., where she serves on the Audit Committee and the Personnel and Compensation Committee.

Ms. Bruch’s experience also includes senior-level management positions at Visteon Corporation, ZoneTrader.com, Union Carbide Corporation, Continental Bank Corporation, First Bank System, Inc. and Davenport (IA) Bank & Trust Co. Ms. Bruch has also served as a member of the board of directors of BlueStar Solutions, an IT outsourcing services provider, and Manchester Bidwell Corporation, a non-profit organization that provides instruction and mentoring in career education and the arts for youth and adults in the Pittsburgh, Pennsylvania region. Ms. Bruch holds a Bachelor of Business Administration degree from the University of Iowa.

Ms. Bruch’s service as chief information officer of several publicly-traded companies and other organizations for over 10 years, and her other extensive senior-level management positions, including service at three banks, will provide the Board with a perspective and resource on information technology and other technology-related matters, and the banking industry.

Other Public Company Board Service: Teledyne Technologies Inc.

Independent Director since 2007 Age 67

NICHOLAS M. DONOFRIO

Retired Executive Vice President, Innovation and Technology of International Business Machines (or “IBM”) Corporation

Mr. Donofrio served as a director of Bank of New York from 1999 to 2007, where he served on the Audit, the Risk and the Technology Committees, among others. Mr. Donofrio served as Executive Vice President, Innovation and Technology of IBM Corporation, a developer, manufacturer and provider of advanced information technologies and services, from 2005 until his retirement in 2008. Mr. Donofrio previously served as Senior Vice President, Technology and Manufacturing of IBM Corporation from 1997 to 2005 and spent a total of 44 years as an employee of IBM Corporation. Mr. Donofrio is currently a director of Advanced Micro Devices, Inc., where he serves on the Nominating and Corporate Governance Committee and the Compensation Committee; Delphi Automotive PLC, where he chairs the Innovation and Technology Committee and serves on the Audit and Finance Committees; and Liberty Mutual Group, where he serves on the Audit Committee and the Nominating and Corporate Governance Committee.

Mr. Donofrio holds seven technology patents and is a member of numerous technical and science honor societies. Mr. Donofrio is Co-Chair of the New York Hall of Science, is a director of TopCoder, Inc., is on the board of advisors of StarVest Partners, L.P., and is a member of the Board of Trustees of Syracuse University. Mr. Donofrio earned a Bachelor of Science degree from Rensselaer Polytechnic Institute and a Master of Science degree from Syracuse University.

Mr. Donofrio’s extensive background and experience in engineering, technology and innovation, including his 44 years of service at IBM, as well as his widely-recognized status in the field of engineering and his teaching and training in the area of innovation, will provide the Board with a perspective and resource on technology and innovation.

Other Public Company Board Service: Advanced Micro Devices, Inc.; Delphi Automotive PLC

Management Director since 2007 Age 61

GERALD L. HASSELL

Chairman and Chief Executive Officer of The Bank of New York Mellon Corporation

Mr. Hassell served as a director of Bank of New York from 1998 to 2007. Mr. Hassell has served as our Chief Executive Officer since 2011 and served as our President since the merger in 2007 through 2012. Prior to the merger, Mr. Hassell served as President of Bank of New York from 1998 to 2007 as well as other prior leadership positions at Bank of New York. Mr. Hassell is currently a director of Comcast Corporation, where he serves on the Governance and Directors Nominating Committee and the Compensation Committee and chairs the Finance Committee.

Since joining Bank of New York’s Management Development Program more than three decades ago, Mr. Hassell has held a number of key leadership positions within the company in securities servicing, corporate banking, credit, strategic planning and administration services. Mr. Hassell is also a director of the National September 11 Memorial & Museum and the New York Philharmonic, and is Vice Chair of Big Brothers/Big Sisters of New York. Mr. Hassell holds a Bachelor of Arts degree from Duke University and a Master in Business Administration degree from the New York University Stern School of Business.

Mr. Hassell’s knowledge of the company’s businesses and operations, as well as the financial services industry in general, based on his 39 year tenure with the company and Bank of New York, including service as President since 1998, and his participation in numerous financial services industry associations, will provide the Board with a perspective and resource on the company and the financial services industry in general.

Other Public Company Board Service: Comcast Corporation

Independent Director since 2007 Age 67

EDMUND F. “TED” KELLY

Chairman of Liberty Mutual Group

Mr. Kelly served as a director of Mellon from 2004 to 2007, where he served on the Corporate Governance and Nominating, the Human Resources and the Risk Committees. Mr. Kelly has served as Chairman (since 2000), President (from 1992 to 2010) and Chief Executive Officer (from 1998 to 2011) of Liberty Mutual Group, a multi-line insurance company. Mr. Kelly is currently a director of Liberty Mutual Group and EMC Corporation, where he serves on the Finance Committee.

Mr. Kelly’s experience also includes senior-level management positions at Aetna Life & Casualty Company. Mr. Kelly was a director of Citizens Financial Group Inc., where he served as Chair of the Audit Committee and Chair of the Joint Risk Assessment Committee. Mr. Kelly is also a member of the Board of Governors of the Property Casualty Insurers Association of America and a director of the Financial Services Roundtable; a member of the boards of the United Way of Massachusetts Bay, the American Red Cross of Massachusetts Bay, the American Ireland Fund and The Massachusetts Mentoring Partnership, among others; a past member of the Board of Trustees for Boston College and former President of the Boston Minuteman Council of the Boy Scouts of America. Mr. Kelly received a Bachelor’s degree from Queen’s University in Belfast and a Ph.D. from the Massachusetts Institute of Technology.

Mr. Kelly’s role for over 10 years as Chairman, Chief Executive Officer and President of a multi-national Fortune 500 insurance company, as well as his over 38 years of experience in the insurance industry, which is highly regulated and concentrates on risk management, will provide the Board with a critical perspective on the Board’s oversight of risk management of the company and an executive and leadership perspective on the management and operations of a large company in a highly regulated industry.

Other Public Company Board Service: EMC Corporation

Independent Director since 2007 Age 71

RICHARD J. KOGAN

Principal of The KOGAN Group LLC

Retired Chairman, President and Chief Executive Officer of Schering-Plough Corporation

Mr. Kogan served as a director of Bank of New York from 1996 to 2007, where he served on the Audit and the Nominating and Governance Committees, among others, and chaired the Compensation and Organization Committee. Mr. Kogan is currently a principal of The KOGAN Group LLC, which provides advice and counsel to chief executive officers of for-profit and not-for-profit enterprises. Mr. Kogan previously served as Chief Executive Officer of Schering-Plough Corporation, a global healthcare company, from 1996 to 2003, as President from 1986 to 1998 and 2001 to 2003 and as Chairman from 1998 to 2002. Mr. Kogan is currently a director of Colgate-Palmolive Company, where he serves on the Audit and the Finance Committees, chairs the Personnel and Organization Committee, and is a past Presiding Director.

Mr. Kogan serves as Chairman of the Board of Trustees of Saint Barnabas Corporation and Medical Center, and is a member of the Board of Trustees of New York University, overseer and member of the Executive Committee of New York University’s Stern School of Business and a member of the Council on Foreign Relations. Mr. Kogan earned a Bachelor’s degree from The City College of The City University of New York and a Master in Business Administration degree from the New York University Stern School of Business.

Mr. Kogan’s role as Chairman, Chief Executive Officer and President of a publicly-traded global pharmaceutical company, as well as his other senior management positions during his 30 year career in the pharmaceutical industry, will provide the Board with an executive and leadership perspective on the management and operations of a large public company in a highly regulated industry.

Other Public Company Board Service: Colgate-Palmolive Company

Independent Director since 2007 Age 60

MICHAEL J. KOWALSKI

Chairman and Chief Executive Officer of Tiffany & Co.

Mr. Kowalski served as a director of Bank of New York from 2003 to 2007, where he served on the Audit, the Risk and the Corporate Responsibility and Community Redevelopment Committees, among others. Mr. Kowalski has served as Chairman and Chief Executive Officer of Tiffany & Co., an international designer, manufacturer and distributor of jewelry and fine goods, since 2003 and 1999, respectively. Mr. Kowalski has served in key leadership positions at Tiffany & Co. since 1983. Mr. Kowalski is currently a director of Tiffany & Co. and was a director of Fairmont Hotels & Resorts from 2002 to 2006.

Mr. Kowalski serves as Secretary of the Board of Jewelers of America and chairs the Board of Overseers of the University Museum of Archaeology and Anthropology at the University of Pennsylvania. Mr. Kowalski is a trustee of the University of Pennsylvania. Mr. Kowalski earned a Bachelor’s degree from the University of Pennsylvania and a Master in Business Administration degree from Harvard University.

Mr. Kowalski’s role as Chairman and Chief Executive Officer of a publicly-traded international manufacturer and retailer of jewelry and other specialty items, as well as his other senior operating and financial management positions during his 30 year career in the jewelry industry, will provide the Board with an executive and leadership perspective on the management, operations and financial oversight of a large public company.

Other Public Company Board Service: Tiffany & Co.

Independent Director since 2007 Age 64

JOHN A. LUKE, JR.

Chairman and Chief Executive Officer of MeadWestvaco Corporation

Mr. Luke served as a director of Bank of New York from 1996 to 2007, where he served on the Audit, the Compensation and Organization and the Nominating Committees, among others. Mr. Luke has served as Chairman and Chief Executive Officer of MeadWestvaco Corporation, a manufacturer of paper, packaging and specialty chemicals, since 2002. Mr. Luke is currently a director of MeadWestvaco Corporation and The Timken Company, where he serves on the Nominating and Corporate Governance Committee and chairs the Compensation Committee.

Mr. Luke is also a director and former Chairman of the American Forest & Paper Association. He is currently a director of FM Global, where he chairs the Compensation Committee and serves on the Executive Committee. Mr. Luke is ex-officio director and former Chairman of the Sustainable Forestry Initiative, Inc., a former member of the President’s Export Council, and a trustee of the American Enterprise Institute for Public Policy Research as well as the Virginia Museum of Fine Arts, among others. Mr. Luke served as an officer with the U.S. Air Force in Southeast Asia during the Vietnam conflict. Mr. Luke earned a Bachelor’s degree from Lawrence University and a Master in Business Administration degree from The Wharton School at the University of Pennsylvania.

Mr. Luke’s role as Chairman and Chief Executive Officer of a publicly-traded global manufacturer of packaging solutions and other products, as well as his other senior management positions during his 34 years at MeadWestvaco Corporation and its predecessors, will provide the Board with an executive and leadership perspective on the management and operations of a large public company.

Other Public Company Board Service: MeadWestvaco Corporation; The Timken Company

Independent Director since 2007 Age 64

MARK A. NORDENBERG

Chancellor, Chief Executive Officer and Distinguished Service

Professor of Law of the University of Pittsburgh

Mr. Nordenberg served as a director of Mellon from 1998 to 2007, where he served on the Corporate Governance and Nominating, the Human Resources and the Risk Committees, among others. Mr. Nordenberg has served as Chancellor and Chief Executive Officer of the University of Pittsburgh, a major public research university, since 1996.

Mr. Nordenberg joined the University of Pittsburgh’s law faculty in 1977 and served as Dean of the School of Law from 1985 until 1993. Mr. Nordenberg was the interim Provost and Senior Vice Chancellor for Academic Affairs from 1993 to 1994, and interim Chancellor from 1995 to 1996. A specialist in scholarly aspects of civil litigation, he has published books, articles and reports on this topic, and has served as a member of both the United States Supreme Court’s Advisory Committee on Civil Rules and the Pennsylvania Supreme Court’s Civil Procedural Rules Committee. He is a director of the Association of American Universities and a board member of the Council on Competitiveness, a nonprofit organization that encourages innovation and economic progress, among others. Mr. Nordenberg received his Bachelor’s degree from Thiel College and his Juris Doctorate degree from the University of Wisconsin School of Law.

Mr. Nordenberg’s role for the past 17 years as Chancellor of a major research university and his other senior positions at the university, including Dean of its law school, over his 28 year career at the institution, as well as his legal expertise, will provide the Board with an executive, leadership and legal perspective on the management and operations of a large institution.

Other Public Company Board Service: None

Independent Director since 2007 Age 70

CATHERINE A. REIN

Retired Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc.

Ms. Rein served as a director of Bank of New York from 1981 to 2007, where she served on the Audit, the Executive and the Risk Committees, among others. Ms. Rein served as Senior Executive Vice President and Chief Administrative Officer of MetLife, Inc., an insurance and financial services company, from 2005 to 2008. Prior to that, Ms. Rein served as President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company from 1999 to 2005. Ms. Rein served in key leadership positions at MetLife, Inc. from 1985 to 1998. Ms. Rein is currently a director of FirstEnergy Corp., where she serves on the Audit Committee and chairs the Compensation Committee.

Before joining MetLife, Ms. Rein served as vice president and general counsel for The Continental Group, Inc., a property management company. Prior to that, she was associated with the New York City law firm of Dewey, Ballantine, Bushby, Palmer & Wood. Ms. Rein is a member of the Board of Visitors of the New York University Law School, previously chaired the MetLife Foundation and is a director emeritus of Corning, Inc. Ms. Rein received a Bachelor of Arts degree from The Pennsylvania State University and a Juris Doctorate degree from New York University School of Law.

Ms. Rein’s role in various senior management positions during her 25 year career at a multi-national insurance company that is a Fortune 500 company, as well as her experience as general counsel of another company, will provide the Board with an executive, leadership and legal perspective on the management and operations of a company in a highly-regulated industry.

Other Public Company Board Service: FirstEnergy Corp.

Independent Director since 2007 Age 72

WILLIAM C. RICHARDSON

President and Chief Executive Officer Emeritus of The W.K. Kellogg Foundation and Retired Chair and Co-Trustee of The W.K. Kellogg Foundation Trust

Dr. Richardson served as a director of Bank of New York from 1998 to 2007, where he served on the Audit, the Nominating and Governance and the Risk Committees, among others. Dr. Richardson had previously served as President and Chief Executive Officer of The W.K. Kellogg Foundation, a private foundation, as well as Chair and Co-Trustee of The W.K. Kellogg Foundation Trust from 1995 to 2007. Dr. Richardson is currently the lead director of Exelon Corporation, where he serves on the Audit, the Compensation, the Investment Oversight and the Corporate Governance Committees. Dr. Richardson is also a trustee of the Exelon Foundation. Dr. Richardson served as a director of Kellogg Company from 1996 to 2007, where he served on the Finance, Consumer Marketing, and Social Responsibility Committees, among others. He also served as a director of CSX Corporation from 1992 to 2008, where he served on the Audit, the Compensation and the Governance Committees, and as lead director.

Dr. Richardson has devoted his academic career to research related to the organization and financing of health services in the U.S. He served as President of The Johns Hopkins University. He was also Graduate Dean and Vice Provost for Research at the University of Washington in Seattle; Executive Vice President and Provost of The Pennsylvania State University; and held various positions at the University of Chicago. Dr. Richardson has chaired numerous boards and commissions at the federal and state levels and in the philanthropic sector. He has served as a director of Mercantile Bankshares Corporation, among others. He served as Professor of Health Policy and Management at The Johns Hopkins University. Dr. Richardson received a Bachelor of Arts degree from Trinity College and a Master in Business Administration degree and a Ph.D. from the University of Chicago.

Dr. Richardson’s role as president of a major research university and his other senior positions at other major research institutions as well as his position as Chief Executive Officer and President for ten years of a major foundation, will provide the Board with an executive and leadership perspective on the management and operations of both large institutions and a foundation.

Other Public Company Board Service: Exelon Corporation

Independent Director since 2007 Age 68

SAMUEL C. SCOTT III

Retired Chairman, President and Chief Executive Officer of Corn Products International, Inc.

Mr. Scott served as a director of Bank of New York from 2003 to 2007, where he served on the Audit, the CRA Fair Lending and the Risk Committees, among others. Prior to his retirement in 2009, Mr. Scott served as Chairman (since 2001), Chief Executive Officer (since 2001), President (since 1997) and management director of Corn Products International, Inc., global producers of corn-refined products and ingredients. Mr. Scott previously served as President of Bestfoods Corn Refining from 1995 to 1997 and President of American Corn Refining from 1989 to 1997. Mr. Scott is currently a director of Motorola Solutions, Inc., where he chairs the Governance and Nominating Committee and serves on the Executive Committee, and a director of Abbott Laboratories, where he serves on the Audit Committee. Mr. Scott also serves on the boards of, among others, Chicago Sister Cities, Northwestern Memorial HealthCare, the Chicago Urban League and The Chicago Council on Global Affairs. Mr. Scott received both a Bachelor’s degree and a Master in Business Administration degree from Farleigh Dickinson University.

Mr. Scott’s role as Chairman, Chief Executive Officer and President over the course of twelve years of a publicly-traded international food company, as well as executive positions at other food product companies during his 36 year career, will provide the Board with an executive and leadership perspective on the management and operations of a large public company.

Other Public Company Board Service: Motorola Solutions, Inc.; Abbott Laboratories

Independent Lead Director Director since 2007 Age 68

WESLEY W. VON SCHACK

Chairman, AEGIS Insurance Services, Inc.

Mr. von Schack served as a director of Mellon from 1989 to 2007, where he served on the Audit and Corporate Governance and Nominating Committees, among others. Prior to his retirement in January 2010, Mr. von Schack served as Chairman, President and Chief Executive Officer of Energy East Corporation, an energy services company, since 1996. Energy East Corporation is a wholly-owned subsidiary of Iberdrola, S.A. Mr. von Schack is currently Chairman of the board of AEGIS Insurance Services, Inc., a mutual property and casualty insurance company. He is also a director of Teledyne Technologies Inc., where he serves on the Nominating and Governance and the Personnel and Compensation Committees, and a director of Edwards Lifesciences Corporation, where he serves as lead director and on the Audit and Public Policy Committee. Mr. von Schack was a director of Energy East until his retirement in January 2010.

From 1986 to 1996, Mr. von Schack was Chairman, President and Chief Executive Officer of DQE, a diversified energy services company. Mr. von Schack is Director Emeritus of the Gettysburg Foundation and a member of the President’s Council – Peconic Land Trust. Mr. von Schack received a Bachelor’s degree from Fordham University, a Master in Business Administration degree from St. John’s University and a Doctorate degree from Pace University.

Mr. von Schack’s role as Chairman, Chief Executive Officer and President over the course of 23 years of two large publicly traded energy services companies as well as his other senior management positions, including chief financial officer, during his 35 year career in the energy industry, will provide the Board with an executive and leadership perspective on the management, operations and financial reporting and accounting oversight of a large public company in a highly-regulated industry.

Other Public Company Board Service: Teledyne Technologies Inc.; Edwards Lifesciences Corporation

Majority Voting Standard for Election of Directors

Under our by-laws, in any uncontested election of directors, each director will be elected if more votes are cast “for” the director’s election than are cast “against” the director’s election, with abstentions and broker non-votes not being counted as a vote cast either “for” or “against” the director’s election. A plurality standard will apply in any contested election of directors, which is an election in which the number of nominees for director exceeds the number of directors to be elected. Pursuant to our Corporate Governance Guidelines, if any incumbent director fails to receive a majority of the votes cast in any uncontested election, the director will be required to tender his or her resignation to the Lead Director (or such other director designated by the Board if the director failing to receive the majority of votes cast is the Lead Director) promptly after the certification of the stockholder vote.

The CG&N Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it, or whether other actions should be taken. In considering whether to accept or reject the tendered resignation, the CG&N Committee will consider whatever factors its members deem relevant, including any stated reasons for the “against” votes, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the company, and the mix of skills and backgrounds of the Board members. The Board will act on the CG&N Committee’s recommendation no later than 90 days following the certification of the election in question. In considering the recommendation of the CG&N Committee, the Board will consider the factors considered by the CG&N Committee and such additional information and factors as it deems relevant.

Following the Board’s decision, the company will publicly disclose the Board’s decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission, which we refer to as the “SEC.” If the Board does not accept the director’s resignation, it may elect to address the underlying stockholder concerns or to take such other actions it deems appropriate and in the best interests of the company and its stockholders. A director who tenders his or her resignation pursuant to this provision will not vote on the issue of whether his or her tendered resignation will be accepted or rejected. If the Board accepts an incumbent director’s resignation pursuant to this provision, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to our by-laws. If the Board does not accept an incumbent director’s resignation pursuant to this provision, he or she will continue to serve on the Board until the election of his or her successor.

CORPORATE GOVERNANCE

BOARD LEADERSHIP

Our Board Leadership Structure

Our Board has reviewed its current leadership structure — which consists of a combined Chairman and Chief Executive Officer with an independent Lead Director — in light of the composition of the Board, the company’s size, the nature of the company’s business, the regulatory framework under which the company operates, the company’s stockholder base, the company’s peer group and other relevant factors. Our Board has determined that a combined Chairman and Chief Executive Officer position, with an independent Lead Director, is currently the most appropriate Board leadership structure for the company. Mr. von Schack, an independent director, currently serves as our Lead Director and his duties and powers have been recently updated as described below. The Board noted the following factors in reaching its determination:

•	The Board acts efficiently and effectively under its current structure, where the Chief Executive Officer also acts as Chairman with a strong independent Lead Director.

•

A combined Chairman/Chief Executive Officer is in the best position to be aware of major issues facing the company on a day-to-day and long-term basis, and to identify and bring key risks and developments facing the company to the Board’s attention (in coordination with the Lead Director as part of the agenda-setting process).

•

A combined Chairman/Chief Executive Officer position eliminates the potential for uncertainty as to who leads the company, providing the company with a single public “face” in dealing with stockholders, employees, regulators, analysts and other constituencies.

•	A strong independent Lead Director provides the Board with the ability to act with respect to management personnel decisions.

•

The Lead Director serves as an effective counterbalance to factors commonly cited as reasons to separate the Chairman and Chief Executive Officer positions, such as concerns that the Chairman/Chief Executive Officer will control the Board agenda or dominate Board meetings. In this regard, the Board noted the following in its review that, as set forth in our Corporate Governance Guidelines:

–

the scope of the Lead Director’s duties and powers has been recently updated to clarify that the Lead Director reviews and approves, in coordination with the Chairman/Chief Executive Officer, agendas for Board meetings, materials and information sent or presented to the Board and meeting schedules, and has the authority to add items to the agenda for any Board meeting;

–	the Lead Director presides at executive sessions of independent directors, which are held at each regular Board meeting;

–	the Lead Director serves as a non-exclusive liaison between the other independent directors and the Chairman/Chief Executive Officer;

–	the Lead Director can call meetings of the independent directors in his discretion;

–	the Lead Director is available to meet with major stockholders and regulators under appropriate circumstances; and

–

in conjunction with the chairman of the HRC Committee, the Lead Director discusses with the Chairman/Chief Executive Officer the Board’s annual evaluation of his performance as Chief Executive Officer.

•

The powers of the Chairman under our by-laws are limited — other than chairing meetings of the Board and stockholders, the powers conferred on the Chairman (e.g., ability to call special meetings of stockholders or the Board) can be exercised by the Board or a specified number of directors or, in some cases, the Lead Director, or are administrative in nature (e.g., authority to execute documents on behalf of the company).

•	The Lead Director chairs any meeting of the Board or stockholders at which the Chairman is absent.

•	A substantial majority of our peers utilize a Board structure with a combined Chairman and Chief Executive Officer, as well as a lead independent director.

DIRECTOR INDEPENDENCE

Director Independence

Our Board has determined that we have 11 independent directors out of a total of 12 current directors. Our independent directors are Ruth E. Bruch; Nicholas M. Donofrio; Edmund F. “Ted” Kelly; Richard J. Kogan; Michael J. Kowalski; John A. Luke, Jr.; Mark A. Nordenberg; Catherine A. Rein; William C. Richardson; Samuel C. Scott III; and Wesley W. von Schack. As our Chairman and Chief Executive Officer, Gerald L. Hassell is not independent.

Our Standards of Independence

For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. To assist it in determining director independence, our Board has established standards (which are also included in our Corporate Governance Guidelines, posted on our website at http://www.bnymellon.com/governance/guidelines/index.html) based on the specified categories and types of transactions, which conform to, or are more exacting than, the independence requirements of the New York Stock Exchange, or “NYSE.”

Our Board will also determine that a director is not independent if it finds that the director has material business arrangements with us that would jeopardize that director’s judgment. In making this determination, our Board reviews business arrangements between the company and the director and between the company and any other company for which the director serves as an officer or general partner, or of which the director directly or indirectly owns 10% of the equity. Our Board has determined that these arrangements will not be considered material if:

•	they are of a type that we usually and customarily offer to customers or vendors;

•	they are on terms substantially similar to those for comparable transactions with other customers or vendors under similar circumstances;

•

in the event that the arrangements had not been made or were terminated in the normal course of business, it is not reasonably likely that there would be a material adverse effect on the financial condition, results of operation or business of the recipient; or

•	in the case of personal loans, the loans are subject to and in compliance with Regulation O of the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board.”

Our Board may also consider other factors as it may deem necessary to arrive at sound determinations as to the independence of each director, and such factors may override the conclusion of independence or non-independence that would be reached simply by reference to the factors listed above.

In determining that each of the directors, other than Mr. Hassell, is independent, our Board reviewed these standards, the corporate governance rules of the NYSE and the SEC, and the individual circumstances of each director.

The following categories or types of transactions, relationships and arrangements were considered by the Board in determining that a director is independent. None of these transactions, relationships and arrangements rose to the level that would require disclosure under our related party transactions policy described on page 64, and none of the transactions described below were in an amount that exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues, which is one of our standards for director independence:

•

Purchases of goods or services in the ordinary course of business. In 2012, the company and its subsidiaries purchased a small amount of goods and services from the following entities for which one of our independent directors also served as an executive officer during 2012: Tiffany & Co. (Mr. Kowalski); and University of Pittsburgh (Mr. Nordenberg). All of these purchases were made in the ordinary course of business. None of these purchases exceeded 0.003% of the selling entity’s annual revenue for its last reported fiscal year or 0.001% of our annual revenue for 2012.

•

Sales of goods or services in the ordinary course of business. The company and its subsidiaries provided various financial services, including asset management services, securities servicing, issuer services, treasury services or credit services, to the following organizations for which one of our independent directors served as an executive officer during 2012: MeadWestvaco Corporation (Mr. Luke); Tiffany & Co. (Mr. Kowalski); and University of Pittsburgh (Mr. Nordenberg). All of the services were provided in the ordinary course of our business and at prevailing customer rates and terms. The amount of fees paid to us by each purchasing entity was less than 0.1% of that purchasing entity’s annual revenue for its last reported fiscal year and 0.02% of our annual revenue for 2012.

•

Charitable contributions. We made (directly, through our subsidiaries or by the BNY Mellon Charitable Foundation or The Bank of New York Mellon Corporation Foundation) charitable contributions to not-for-profit, charitable, tax-exempt or non-profit organizations of which one of our independent directors serve or served as directors, executive officers or trustees during 2012, namely Messrs. Donofrio, Kelly, Kogan, Nordenberg, Richardson, Scott and von Schack. In 2012, charitable contributions to these organizations totaled approximately $800,000 in the aggregate, and no organization received a contribution greater than $250,000. None of these contributions exceeded the greater of $1 million or 2% of the organization’s consolidated gross revenues in a single fiscal year within the past three years, which is one of our standards for director independence.

•

Beneficial ownership or voting power. In the ordinary course of our investment management services business, we beneficially own or have the power to vote (through our subsidiaries or through funds advised by our subsidiaries) shares of companies of which our independent directors are executive officers, namely Messrs. Kowalski and Luke. None of our subsidiaries or funds advised by our subsidiaries own or have the power to vote more than 3% of the outstanding shares of any such company.

Our Board determined that none of the transactions, relationships and arrangements described above constituted a material relationship between the director and our company or its subsidiaries for the purpose of the corporate governance rules of the NYSE and SEC and our Corporate Governance Guidelines. As such, our Board determined that these transactions, relationships and arrangements did not affect the independence of the director and did not impair the director’s ability to act in the stockholders’ best interest.

BOARD OVERSIGHT OF RISK

Successful management of our company requires understanding, identification and management of risk. Risk oversight begins with the Board of Directors and two key Board committees: the Risk Committee and the Audit Committee.

Our Board’s Risk Committee consists of independent directors and meets on a regular basis to review and assess our risks, control processes with respect to such risks, and our risk management and fiduciary policies and activities. Our Risk Committee has primary oversight responsibility for risk management, subject to the role of our Audit Committee as described below. As set forth in our Risk Committee’s Charter, our Risk Committee’s responsibilities include, among others, the:

•	review and approval of the company’s risk appetite statement on an annual basis, and approval of any material amendment to the statement;

•	review of significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures;

•	evaluation of risk exposure and tolerance, and approval of appropriate transactional or trading limits;

•	review and evaluation of the company’s policies and practices with respect to risk assessment and risk management;

•

with respect to risk management and compliance, review of (1) reports and significant findings of the company’s Risk Management and Compliance department, which we refer to as the “Risk department,” and the Internal Audit department, which we refer to as “Internal Audit,” (2) significant reports from regulatory agencies and management’s responses, and (3) the Risk department’s scope of work and its planned activities;

•	review of the company’s technology risk management programs; and

•	review of management reports concerning the company’s technology operations and approval, or recommendation to the Board for approval, of related plans or policies, as appropriate.

Our Risk Committee delegates policy formulation and day-to-day oversight of risk to our Chief Risk Officer, who is responsible for implementing an effective risk management structure. Our Risk Committee has the responsibility to review the appointment, performance and replacement of our Chief Risk Officer.

Our Board’s Audit Committee also plays a role in risk oversight. Our Audit Committee reviews and discusses policies with respect to risk assessment and risk management. Our Audit Committee also has oversight responsibility with respect to the integrity of our company’s financial reporting process and systems of internal controls regarding finance and accounting, as well as our financial statements. At the management level, Internal Audit is responsible for providing reliable and timely information to our Board and management regarding our company’s effectiveness in identifying and appropriately controlling risks. Annually, our Risk Committee presents to our Audit Committee a report summarizing our Risk Committee’s review of the company’s methods for identifying and managing risks. Semi-annually, our Risk Committee reports to our Audit Committee regarding corporate-wide compliance with laws and regulations. Our Risk Committee escalates to our Audit Committee any items that have significant financial statement impact or require significant financial statement/regulatory disclosures.

Since the financial crisis emerged in September 2008, the Risk and Audit Committees of our Board have held joint sessions at the beginning of each of their regular meetings to hear reports and discuss key risks affecting our company and our management of these risks. All independent directors are typically present during joint sessions, because all independent directors are currently members of either our Risk or Audit Committee. We have intentionally structured our Board committee meetings in a manner that facilitates discussion of major risks with all independent directors, including the Lead Director, at each regular meeting of the Board.

Our company has a comprehensive internal risk framework, which facilitates risk oversight by our Risk Committee. Our risk management framework is designed to:

•	provide that risks are identified, monitored, reported, and priced properly;

•	define and communicate the types and amount of risk the company is willing to take;

•	communicate the type and amount of risk taken to the appropriate management level;

•	maintain a risk management organization that is independent of risk-taking activities; and

•	promote a strong risk management culture that encourages a focus on risk-adjusted performance.

Under this framework, our company has formed a Senior Risk Management Committee, which we refer to as the “SRMC,” which consists of members of senior management and which reports to both the Risk Committee and the Audit Committee of our Board. The SRMC is the most senior focal point within the company to monitor, evaluate and recommend comprehensive policies and solutions to deal with all aspects of risk and to assess the adequacy of any risk remediation plans in our company’s businesses. The SRMC provides reports of its activities to our Risk Committee, and any significant changes in the key responsibilities of the SRMC must be reported to the Risk Committee.

In addition, our company has also formed several risk management sub-committees to identify, assess and manage risks. Each risk management sub-committee reports its activities to the SRMC and any significant changes in the key responsibilities of any sub-committee, or a change in chairmanship of any sub-committee, must be approved by our Chief Risk Officer and subsequently reported to the SRMC.

Our primary risk exposures as well as our risk management framework and methodologies are discussed in further detail on pages 65 to 70 in our 2012 Annual Report. See “Compensation and Risk” on page 23 below for a discussion of risk assessment as it relates to our compensation program.

BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

Board Meetings

Our Corporate Governance Guidelines provide that our directors are expected to attend our Annual Meeting of stockholders and all regular and special meetings of our Board and committees on which they sit. All of our directors attended our 2012 Annual Meeting of stockholders, which was held on April 10, 2012, other than Mr. Nordenberg who was not able to attend the meeting due to a prior commitment in his role as Chancellor of the University of Pittsburgh.

Our Board held 11 meetings in 2012. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she sat, and the average attendance rate was about 95%.

Committees and Committee Charters

Our Board has established several standing committees, including an Audit Committee, a Corporate Governance and Nominating Committee, a Corporate Social Responsibility Committee, a Human Resources and

Compensation Committee, a Risk Committee, a Technology Committee and an Executive Committee. Each of the committees make recommendations to our Board as appropriate and reports periodically to the entire Board. The charters of our Audit Committee, our CG&N Committee, our Corporate Social Responsibility Committee, our Technology Committee, our HRC Committee and our Risk Committee are available on our website at www.bnymellon.com/governance/committees.

The following table identifies the individual members of our Board serving on each of the standing committees. Our Board will consider committee membership for the 2013 term following our Annual Meeting.

Director	Audit	Corporate Governance and Nominating	Corporate Social Responsibility	Human Resources and Compensation	Risk	Technology	Executive
Ruth E. Bruch			C	M	M	M
Nicholas M. Donofrio			M		C	M	M
Gerald L. Hassell							M
Edmund F. “Ted” Kelly				M	M	C
Richard J. Kogan	M	M		M
Michael J. Kowalski	M			M
John A. Luke, Jr.		C			M		M
Mark A. Nordenberg			M		M	M
Catherine A. Rein	C	M					M
William C. Richardson	M	M
Samuel C. Scott III	M		M	C			M
Wesley W. von Schack		M		M	M		C

M — Member

C — Chairperson

Audit Committee

In 2012, our Audit Committee, which consists entirely of independent directors, held 11 meetings. Our Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accountants engaged to prepare an audit report or to perform other audit, review or attest services for us. The independent registered public accountants report directly to the committee. Annually, the committee recommends that our Board request stockholder ratification of the appointment of the independent registered public accountants.

The committee also acts on behalf of our Board in monitoring and overseeing the performance of our internal audit function. The committee oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of our independent registered public accountants. The committee has direct responsibility to annually evaluate and, as appropriate, replace the independent registered public accountants. The committee is responsible for the pre-approval of all audit and permitted non-audit services performed by our independent registered public accountants. The committee approves the appointment of our Chief Auditor, who reports directly to the committee. The committee has the direct responsibility to annually review the performance of the Chief Auditor and, as appropriate, replace the Chief Auditor. At least annually, the committee reviews the organizational structure, qualifications, independence and performance of Internal Audit and the scope of its planned activities. Quarterly, the committee reviews a report from the company’s Disclosure Committee and reports concerning the status of the company’s annual review of internal control over financial reporting, including (i) information about (a) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal control over financial reporting, and (ii) management’s responses to any such circumstance. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements.

Our Board of Directors has determined that its Audit Committee consists entirely of directors who meet the independence requirements of listing standards of the NYSE, Rule 10A-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules and regulations of the Federal Deposit Insurance Corporation, which we refer to as the “FDIC.” Our Board has also determined that all members of its Audit Committee are financially literate and have accounting or related financial management expertise within the meaning of the NYSE listing standards as interpreted by our Board. Our Board has determined that Ms. Rein satisfies the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, based upon her experience actively supervising a principal accounting or financial officer or public accountant. All members of the Audit Committee have “banking and financial management expertise” as set out in the FDIC’s rules and regulations.

Corporate Governance and Nominating Committee

In 2012, our CG&N Committee, which consists entirely of independent directors, held four meetings. As further described above, the committee assists our Board of Directors in reviewing and identifying individuals qualified to become Board members. In addition, the committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to our Board on appropriate compensation. The committee is also responsible for approving compensation arrangements for non-employee members of the Boards of Directors of our significant subsidiaries. The committee oversees evaluations of our Board and its committees. The CG&N Committee has the responsibility to develop and recommend to our Board our Corporate Governance Guidelines and propose changes to these guidelines from time to time as may be appropriate.

Corporate Social Responsibility Committee

In 2012, our Corporate Social Responsibility Committee, which consists entirely of independent directors, held four meetings.

The committee’s purpose is to promote a culture that emphasizes and sets high standards for corporate citizenship and to review corporate performance against those standards. The committee is responsible for providing oversight of the company’s programs regarding strategic philanthropy and employee community involvement, public policy and advocacy, including lobbying and political contributions, environmental management, corporate social responsibility of suppliers, corporate social responsibility governance and reporting and human rights. The committee also provides oversight for the company’s compliance with the Community Reinvestment Act and Fair Lending laws. The committee considers the impact of the company’s businesses, operations and programs from a social responsibility perspective, taking into account the interests of stockholders, clients, suppliers, employees, communities and regulators. For additional information regarding the company’s commitment to corporate social responsibility and the committee’s recent initiatives, please refer to our annual Corporate Social Responsibility Report, which is available on our website at www.bnymellon.com/csr.

Human Resources and Compensation Committee

In 2012, our HRC Committee, which consists entirely of independent directors, held 11 meetings. The HRC Committee is generally responsible for overseeing our employee compensation and benefit policies and programs, our management development and succession programs, the development and oversight of a succession plan for the position of Chief Executive Officer and our diversity and inclusion programs. The committee also has overall responsibility for executive compensation matters and also oversees the other incentive, retirement, welfare and equity plans in which all of our employees participate. In addition, the committee administers and makes equity and/or cash awards under plans adopted for the benefit of our officers and other employees to the extent required or permitted by the terms of these plans, establishes any related performance goals and determines whether and the extent to which these goals have been attained.

The committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates our Chief Executive Officer’s performance in light of those goals and objectives, and determines and approves our Chief Executive Officer’s compensation level on the basis of its evaluation. Although the committee has overall responsibility for executive compensation matters, with respect to the performance evaluation and compensation decisions regarding our Chief Executive Officer, the committee reports its preliminary decisions to the other independent directors of our full Board in executive session and solicits their input prior to finalizing the committee’s decisions. The committee reviews, evaluates and approves the total compensation of all other executive officers.

In addition, the committee makes recommendations concerning equity-based plans, which recommendations are subject to the approval of our entire Board. The committee administers and makes awards under our various equity-based employee incentive plans and oversees certain retirement plans that we sponsor to ensure: (i) that they provide an appropriate level of benefits in a cost-effective manner to meet our needs and objectives in sponsoring such plans; (ii) that they are properly and efficiently administered in accordance with their terms to avoid unnecessary costs and minimize any potential liabilities to us; (iii) that our responsibilities as plan sponsor are satisfied; and (iv) that financial and other information with respect to such plans is properly recorded and reported in accordance with applicable legal requirements.

The committee has approved the delegation to our Chief Executive Officer of responsibility for determining equity awards to certain employees, other than himself, who are eligible to receive grants under our Long-Term Incentive Plan, or “LTIP.” This delegated authority is subject to certain limitations, including: (i) total aggregate shares represented by plan awards in any calendar year (1,100,000); (ii) aggregate shares represented by plan awards that may be granted to any one individual in any calendar year (100,000); and (iii) a sub-limit of shares represented by full value awards that may be granted in any calendar year (550,000).

Finally, as further described in the “Compensation Discussion and Analysis” on page 25 below, our management provides information and recommendations for the committee’s decision-making process in connection with the amount and form of executive compensation, except that no member of management will participate in the decision-making process with respect to his or her own compensation. The Compensation Discussion and Analysis discusses the role of our Chief Executive Officer in determining or recommending the amount and form of executive compensation. In addition, we address the role of our management and its independent compensation consultants and the role of the committee’s independent outside compensation advisor in determining and recommending executive compensation below.

Risk Committee

In 2012, our Risk Committee, which consists entirely of independent directors, held five meetings. See “Board Oversight of Risk” on page 14 above for a discussion of the Risk Committee’s duties and responsibilities.

Technology Committee

Our Technology Committee, which consists entirely of independent directors, was established in April 2012 and held two meetings in 2012.

The Technology Committee is responsible for reviewing and approving the company’s technology planning and strategy, reviewing significant technology investments and expenditures, and monitoring and evaluating existing and future trends in technology that may affect the company’s strategic plans, including monitoring overall industry trends. In addition, the committee receives reports from management concerning the company’s technology and approves related policies or recommends such policies to the Board for approval, as appropriate. Oversight of risks associated with technology remains the responsibility of the Risk Committee.

EXECUTIVE COMPENSATION CONSULTANTS

TO THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The HRC Committee has the sole authority to retain, terminate and approve the fees and other engagement terms of any independent compensation consultant directly assisting the committee.

The HRC Committee engaged Aon Hewitt Consulting, formerly Hewitt Associates, Inc., an affiliate of Aon Corporation, to serve as its independent compensation consultant. As discussed in greater detail in the “Compensation Discussion and Analysis” on page 25 below, throughout the year, Aon Hewitt Consulting assists the HRC Committee in its analysis and evaluation of compensation matters relating to our executive officers. Aon Hewitt Consulting reports directly to the HRC Committee, attends the in-person and telephonic meetings of the HRC Committee, and meets with the HRC Committee in executive session without members of management present. Aon Hewitt Consulting also reviews and provides input on materials for the HRC Committee’s meetings and advises on other matters that the HRC Committee may consider.

Aon Hewitt Consulting and its predecessor, Hewitt Associates, Inc., have served as the HRC Committee’s independent compensation consultant since August 2009. The company has historically used affiliates of Aon Hewitt Consulting for additional services, including insurance brokerage services, equity valuation services and compensation market survey data.

Aon Risk Services, Inc., an affiliate of Aon Hewitt Consulting, which we refer to as “Aon Risk,” historically has acted as one of the insurance brokers used by the company, and the company has paid some of its insurance premiums to Aon Risk, which premiums are passed through by Aon Risk to the underlying insurance providers. Aon Risk receives commissions from the underlying insurance providers for its services as an insurance broker to the company, which are calculated based on the amount of premiums that the company pays. McLagan Partners, Inc., an affiliate of Aon Hewitt Consulting and an independent consulting firm, has provided the company with compensation market survey data. In addition, Radford Valuation Services, an affiliate of Aon Hewitt Consulting, has provided the company with equity valuation services. Beginning in July 2012, Aon Hewitt Consulting has also been providing health and welfare benefits administration services to the company. The decisions to engage affiliates of Aon Hewitt Consulting for the services described above were made by management and were not approved by the HRC Committee or the Board of Directors; however, the HRC Committee and the Board of Directors were aware of other services being provided by affiliates of Aon Hewitt Consulting.

Aon Hewitt Consulting has developed safeguards to promote the independence of its executive compensation consulting advice. Aon Hewitt Consulting has informed us that these independence policies include: (i) strong confidentiality requirements and a code of conduct that effectively deters inappropriate behavior by the consultant; (ii) a strict policy against investing in client organizations; (iii) management of multiservice client relationships by separate account executives; (iv) clearly defined engagements with compensation committees that are separate from any other services provided; (v) formal segregation of executive compensation services into a separate business unit; (vi) no incentives for cross-selling of services and no compensation rewards based on other results; (vii) no offers of more favorable terms for companies that retain Aon Corporation for additional services; and (viii) consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity.

In 2012, the company paid approximately $116,312 in fees to Aon Hewitt Consulting for serving as the independent compensation consultant to the HRC Committee. In 2012, the company directly paid an aggregate of $1.996 million in fees to affiliates of Aon Corporation for the additional services described above. In addition, in 2012, Aon Risk received $2.286 million in commissions from insurance providers in connection with Aon Risk’s services as an insurance broker for the company.

The HRC Committee has considered the company’s relationship with Aon Hewitt, including the provision of other services to the company by Aon Hewitt, and determined that a conflict of interest does not exist.

In addition, as described in detail in the “Compensation Discussion and Analysis” on page 25 below, management also has engaged Compensation Advisory Partners LLC to assist in executive compensation matters from time to time.

SUCCESSION PLANNING

We have succession plans and succession processes in place for our Chairman and Chief Executive Officer, President, and for the team of approximately 125 senior leaders that make up our management Executive and Operating Committees. Our senior management succession planning process is an organization-wide practice designed to proactively identify, develop and retain the leadership talent that is critical for future business success.

The succession plan for our Chairman and Chief Executive Officer is reviewed annually by the HRC Committee and the other independent directors. The plan identifies a “readiness” level and ranking for each internal candidate. The plan also incorporates the flexibility to define an external hire as a succession option. Formal succession planning for the rest of our senior leaders is also an annual process, which also includes identifying a rank and readiness level for each potential internal candidate and also strategically planning for external hires for positions where, for example, gaps are identified. The HRC Committee and the Board review the succession plans for all Executive Committee positions.

BOARD EXECUTIVE SESSIONS

Our independent directors meet in executive sessions at each regularly scheduled Board meeting. These executive sessions are led by Mr. von Schack, our Lead Director.

BOARD EVALUATION AND EDUCATION

Each year, our Board and our Audit, Corporate Governance and Nominating, Corporate Social Responsibility and Human Resources and Compensation Committees evaluate their effectiveness. Our Technology Committee, which met twice in 2012, will conduct its first self-evaluation upon completing another year of meetings. Our Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

During 2012, our Board participated in Board information sessions during regularly scheduled and special meetings. During these sessions, directors received business updates from senior management, risk executives and our General Counsel.

Our Board also encourages directors to participate in continuing director education programs and our company reimburses directors for the expenses of this participation. Additionally, any new directors would also participate in our director orientation program in their first six months as a director.

CONTACTING THE BOARD OF DIRECTORS

Interested parties may send communications to our Board or our independent directors or any Board Committee through our Lead Director in accordance with the procedures set forth on our website at www.bnymellon.com/governance/contact.html.

Our Corporate Secretary is authorized to open and review any mail or other correspondence received that is addressed to the Board or any individual director unless the item is marked “Confidential” or “Personal.” If so marked and addressed to the Board, it will be delivered unopened to the Lead Director. If so marked and addressed to an individual director, it will be delivered to the addressee unopened. If, upon opening an envelope or package not so marked, the Corporate Secretary determines that it contains a magazine, solicitation or advertisement, the contents may be discarded.

The Audit Committee has approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to our Board of Directors. Any written communication regarding accounting matters are processed in accordance with procedures adopted by the Audit Committee.

COMPENSATION OF DIRECTORS

Director Compensation

Our Corporate Governance Guidelines provide that compensation for our independent directors’ services may include annual cash retainers; shares of our common stock; deferred stock units or options on such shares; meeting fees; fees for serving as a committee chairman; and fees for serving as a director of one of our subsidiaries. We also reimburse directors for their reasonable out-of-pocket expenses in connection with attendance at Board meetings. In the case of airfare, directors are reimbursed for their travel expenses not exceeding the first-class commercial rate. In addition, corporate aircraft and charter aircraft may be used for directors in accordance with the company’s aircraft usage policy. Directors will also be reimbursed for reasonable out-of-pocket expenses (including tuition and registration fees) relating to attendance at seminars and training sessions relevant to their service on the Board and in connection with meetings or conferences which they attend at the company’s request.

The CG&N Committee is responsible for reviewing and making recommendations annually to the Board regarding independent director compensation. The CG&N Committee annually reviews independent director compensation to ensure that it is consistent with market practice and aligns our directors’ interests with those of long-term stockholders while not calling into question the directors’ objectivity.

In undertaking its review, the CG&N Committee utilizes benchmarking data regarding independent director compensation of the company’s peer group based on public filings with the SEC, as well as survey information analyzing independent director compensation at U.S. public companies. Based on its review, each year since 2008, the CG&N Committee has recommended, and the Board has approved, an annual equity award in the form of deferred stock units with the value of $110,000 for each independent director. The units vest on the earlier of one year after the date of the award or on the date of the next Annual Meeting of stockholders and must be held for as long as the director serves on the Board. The units accrue dividends, which are reinvested in additional deferred stock units. For 2013, this award of deferred stock units will be granted shortly after the 2013 Annual Meeting.

For 2012, our Board has determined to pay our independent directors an annual cash retainer of $75,000, payable in quarterly installments in advance, and a meeting fee of $1,800 for each committee meeting attended, including for any meeting of a special committee of the Board. The chairmen of the Audit Committee, the HRC Committee and the Risk Committee each receive an annual cash retainer of $15,000 and the chairmen of all other committees each receive an annual cash retainer of $12,500. Our Lead Director receives an annual cash retainer of $25,000.

In the merger of Bank of New York and Mellon, we assumed the Deferred Compensation Plan for Non-Employee Directors of The Bank of New York Company, Inc., which we refer to as the “Bank of New York Directors Plan,” and the Mellon Elective Deferred Compensation Plan for Directors, which we refer to as the “Mellon Directors Plan.” Under the Bank of New York Directors Plan, participating legacy Bank of New York directors continued to defer receipt of all or part of their annual retainer and meeting fees earned through 2007. Under the Mellon Directors Plan, participating legacy Mellon directors continued to defer receipt of all or part of their annual retainer and fees earned through 2007. Both plans are nonqualified plans, and neither plan is funded.

Although the Bank of New York Directors Plan and the Mellon Directors Plan continue to exist, all new deferrals of director compensation by any of the independent directors have been made under the Director Deferred Compensation Plan, which was adopted effective as of January 1, 2008. Under this plan, an independent director can direct all or a portion of his or her annual retainer or committee meeting fees into either (i) variable funds, credited with gains or losses that mirror market performance of market style funds or (ii) the company’s phantom stock.

2012 Director Compensation Table

The following table provides information concerning the compensation of each independent director who served in 2012. Mr. Hassell did not receive any compensation for his service as a director.

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation($) (5)	Total($)
Ruth E. Bruch	$128,900	$110,000	$—	$—	$238,900
Nicholas M. Donofrio(1)	$110,975	$110,000	$—	$677	$221,652
Edmund F. “Ted” Kelly	$108,250	$110,000	$—	$—	$218,250
Richard J. Kogan	$123,600	$110,000	$—	$—	$233,600
Michael J. Kowalski(1)	$111,000	$110,000	$—	$370	$221,370
John A. Luke, Jr.	$103,700	$110,000	$—	$—	$213,700
Mark A. Nordenberg	$94,800	$110,000	$2,993	$1,935	$209,728
Catherine A. Rein	$117,000	$110,000	$27,621	$1,457	$256,078
William C. Richardson	$119,900	$110,000	$—	$677	$230,577
Samuel C. Scott III	$138,600	$110,000	$—	$370	$248,970
John P. Surma(2)	$33,433	$—	$1,929	$1,060	$36,422
Wesley W. von Schack(1)	$136,000	$110,000	$36,893	$2,907	$285,800

(1)	Elected to defer all or part of cash compensation in the Director Deferred Compensation Plan.

(2)	Mr. Surma retired from the Board of Directors at the Annual Meeting of stockholders held on April 10, 2012.

(3)	Amount shown represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (or “FASB ASC”) 718 Compensation-Stock Compensation for 4,814 deferred stock units granted to each independent director in April 2012, using the valuation methodology for equity awards set forth in footnote 18 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, each independent director owned 4,895 unvested deferred stock units.

(4)	The amounts disclosed in this column for Messrs. Nordenberg, Surma and von Schack represent the sum of the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Mellon Directors Plan. Under the Mellon Directors Plan, deferred amounts receive earnings based on (i) the declared rate, reflecting the return on the 120-month rolling average of the 10-year T-Note rate enhanced based on years of service and compounded annually, (ii) variable funds, which are credited with gains or losses that “mirror” the market performance of market-style funds or (iii) the company’s phantom stock. The fully enhanced declared rate for 2012 was 5.45%. The amount disclosed in the column for Ms. Rein represents the amount of increase in the present value of Ms. Rein’s accumulated pension benefit under The Bank of New York Company, Inc. Retirement Plan for Non-Employee Directors. Ms. Rein is the only current director who participates in this plan. Participation in this plan was frozen as to participants and benefit accruals as of March 11, 1999.

(5)	The amounts disclosed for Messrs. Donofrio, Kowalski, Richardson and Scott and Ms. Rein reflect the amount of a 5% discount on purchases of phantom stock when dividend equivalents are reinvested under the Bank of New York Directors Plan. The amounts disclosed for Messrs. Nordenberg, Surma and von Schack reflect the estimated cost of the legacy Mellon Directors’ Charitable Giving Program, which remains in effect for them and certain other legacy Mellon directors. Upon such legacy Mellon director’s death, the company will make an aggregate donation of $250,000 to one or more charitable or educational organizations of the director’s choice. The donations are paid in 10 annual installments to each organization.

On September 9, 2003, Mr. Kogan and Schering-Plough Corporation, of which Mr. Kogan is the former Chairman/CEO, entered into a settlement with the SEC to resolve issues arising from the SEC’s inquiry into certain meetings by Schering-Plough Corporation with investors. Without admitting or denying any allegations of the SEC, Mr. Kogan agreed in connection with the settlement not to commit any future violations of Regulation FD and related securities laws.

COMPENSATION AND RISK

On a regular basis, our Chief Risk Officer and our HRC Committee review the company’s employee compensation plans and practices for alignment with sound risk management. In 2012, our Chief Risk Officer met with the HRC Committee five times to discuss and review compensation plans, including the plans in which members of the Executive Committee, our most senior management committee, participate. With respect to employees broadly, we also monitor the company’s compensation plans through a management-level compensation oversight committee that includes our Chief Risk Officer, Chief Human Resources Officer, Chief Financial Officer and the Risk Management and Compliance Chief Administrative Officer. The committee receives regular reports, meets at least on a quarterly basis and reports to the HRC Committee on risk-related compensation issues.

In 2012, we further developed our process for identifying employees who, individually or as a group, are responsible for activities that may expose us to material amounts of risk, establishing a risk-related performance evaluation program with adjustments determined by a committee comprised of members of senior management responsible for control functions with such adjustments later reviewed by the HRC Committee. The incentive compensation of identified employees is directly linked to risk-taking either through a “risk scorecard” or through the inclusion of a standard risk goal as part of our performance management process.

With respect to the incentive program for our Executive Committee, which is comprised of our named executive officers, or “NEOs,” as well as 12 other senior management employees, the 2012 features designed to mitigate imprudent risk-taking include:

•

Direct linkage of compensation and risk through use of a “risk scorecard” as described above, which can result in negative risk-based adjustments to awards under our annual incentive plan, the “Executive Incentive Compensation Plan” or “EICP.”

•

Upfront adjustments of up to a 100% decrease or up to a 20% increase based on prior year performance, including risk scorecard results, in setting target 2012 long-term equity incentive awards under our LTIP.

•

Clawback of some or all of a cash incentive award within three years of the award date if an executive officer is found to have engaged in fraud or to directly or indirectly to have contributed to a financial restatement or other irregularity during the award performance period.

•

Inclusion of risk-based and quantitative measures, including economic capital and earnings per share as determined under generally accepted accounting principles, in determining the “corporate component” of the EICP.

•	Achievement of a Basel I Tier 1 common capital ratio of at least 9% (up from 7% in 2011) as a condition for funding awards under the EICP and time-based restricted stock units under the LTIP.

All equity awards, going forward starting in 2013, will be subject to 100% forfeiture during the vesting period based on risk assessments, and 2013 long-term equity incentive target grant value will be subject to adjustments of between 0-125% based on 2012 performance, including risk scorecard results.

Based on the above, we do not believe that our compensation plans and practices create risks that are reasonably likely to have a material adverse effect on the company.

PROPOSAL 2 – ADVISORY APPROVAL OF

2012 COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires public companies to provide their stockholders with an advisory vote to approve executive compensation at least once every three years. We are providing this stockholder advisory vote on our executive compensation in accordance with Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a).

Our Board Supports a Say-On-Pay Vote, and We Consider the Results Carefully

We provided stockholders with an advisory vote on our executive compensation program at our 2009, 2010, 2011 and 2012 Annual Meetings. At these Annual Meetings, 96%, 88%, 80% and 59% of the votes cast approved our 2008, 2009, 2010 and 2011 executive compensation programs, respectively.

Our Board values our stockholders’ feedback. Our 2012 compensation program is designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our stockholders. Following our 2012 advisory vote, we extended the scope of our outreach process with stockholders and invited comments on executive compensation (including pay-for-performance linkage and severance arrangements), corporate governance and stockholder proposals. We also met with regulators and other stakeholders. Our HRC Committee took into consideration the feedback received and approved the pay-for-performance enhancements for 2013 as discussed in the “Compensation Discussion and Analysis” on page 25 below.

At our 2011 Annual Meeting, we also provided stockholders with an advisory vote with respect to how often the company should hold a say-on-pay vote and 86% of the votes cast voted in favor of holding an advisory vote on our executive compensation program annually. Consistent with the voting results, we intend to hold an advisory vote each year on our executive compensation program, until the next stockholder advisory vote on its frequency, which we expect will occur at our 2017 Annual Meeting.

Effect of Advisory Vote

Your vote on this resolution is an advisory vote. The Board is not required to take any action in response to the stockholder vote. However, the Board values our stockholders’ opinions, and, as in prior years, the Board intends to evaluate the results of the 2013 vote carefully when making future decisions regarding compensation of the named executive officers.

Resolution

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the 2012 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).

The Board of Directors unanimously recommends that you vote “FOR” approval of the 2012 compensation of our named executive officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our compensation program is designed to reflect our core principles of pay for performance, alignment with stockholders’ interests and appropriate risk taking. Our compensation results for 2012 and program changes for 2013 are driven by these principles.

2012 Business & Compensation Results

Business results. In 2012, continued global economic uncertainty, persistent low interest rates, low volatility and tepid capital markets continued to weigh on global markets and the financial services industry. Despite the challenges presented, the company achieved the following in 2012:

•        Increased year-over-year assets under management by 10%, with net inflows of $36 billion

•        Completed $1.1 billion in stock buybacks, up from $835 million in 2011, and paid more than $600 million in common stock dividends

•        Increased our year-end book value by 10% over last year, to $30.39 per share

•        Achieved above-target net savings of $309 million under our Operational Excellence Initiatives

•        Reduced risk in our securities and loan portfolios, reflected in part by a $2.4 billion unrealized pre-tax gain and a credit to our provision for credit losses of $80 million

•        Exceeded many of our bank peers in attaining a Basel I Tier 1 capital ratio of 15.1% and common ratio of 13.6% and a return on tangible common equity ratio of 19%[2]

•        Exceeded Basel III guidelines for Tier 1 common equity ratio by attaining an estimated ratio of 9.8%[2]

These accomplishments contributed to a positive total shareholder return (TSR) of 32% for 2012, positioning us at the 75th percentile relative to both the S&P 500 Financials Index and our peer group. Our reported earnings per share was $2.03, 89% of budget, as market conditions unfavorably impacted our lower variable costs businesses and revenue streams, which was partially offset by continuing to win new business. Also impacting our earnings was the settlement of a number of significant litigation items, which was partially offset by our Operational Excellence Initiatives savings.

Compensation results. The 2012 incentive compensation pay elements for our named executive officers are reflected in the table below. Our 2012 business results drive our annual incentive awards and the grant value delivered by our long-term equity program. All equity awards remain subject to vesting, clawback and other restrictions.

2012 Incentive Compensation Pay Elements

	Annual Incentive(a)		Long-Term Incentive(b)
	Actual	% of Target	Options	RSUs
Gerald L. Hassell Chairman and Chief Executive Officer (CEO)	$4,061,250	90%	$2,250,000	$5,250,000
Thomas P. “Todd” Gibbons Vice Chairman and Chief Financial Officer (CFO)	$2,624,225	93%	$753,900	$1,759,100
Curtis Y. Arledge Vice Chairman and CEO of Investment Management	$8,270,313	99%	$1,507,500	$3,517,500
Brian G. Rogan Vice Chairman and Chief Risk Officer	$2,624,225	93%	$753,900	$1,759,100

Karen B. Peetz President(c)	$2,057,425	88%	$765,000	$1,785,000

2 For a reconciliation and explanation of these non-GAAP measures, see pages 106 to 110 of our 2012 Annual Report, available at http://www.edocumentview.com/bnym.

(a)	Awarded in February 2013 based on 2012 performance. Delivered 75% in cash and 25% in restricted stock units (RSUs) subject to risk-based forfeiture and vesting in equal installments over three years.
(b)	Awarded in February 2012. Valued based on the average closing price of our common stock on the NYSE for the 25 trading days ending February 7, 2012 (which varies from the grant date value presented in the Summary Compensation Table and, for Mr. Hassell, does not include an award of RSUs and stock options in 2012, with an aggregate value of $1 million, in recognition of his appointment as Chairman and Chief Executive Officer).
(c)	Ms. Peetz was appointed as President of the company effective January 1, 2013. During 2012, Ms. Peetz served as Vice Chairman and CEO of Financial Markets and Treasury Services.

2013 Compensation Program

Stockholder Feedback. Last year a majority of our stockholders approved, on an advisory basis, the compensation paid to our named executive officers. However, the 59% approval represented a decline from 80% and higher approval levels in the prior two years, and the HRC Committee accordingly determined to extend the scope of our stockholder outreach process to understand and respond to the factors contributing to the decline. In particular, we reached investors representing approximately 37% of our outstanding shares (about half of our largest 25 investors) and invited comments on our executive compensation program (including pay-for-performance linkage and severance arrangements) and our corporate governance structures. We also had a number of meetings with regulators and other stakeholders, including meetings with proxy advisory firms. Based on the quality and value of the feedback received, the HRC Committee has determined to continue our extended stockholder outreach program as an ongoing, annual process.

Our Response. Our HRC Committee took into consideration the feedback received from its outreach efforts and approved the following pay-for-performance enhancements for 2013:

•       Increased portion of incentive pay that varies with prior-year performance. 70% of target incentive for 2013 (up from about 51% in 2012) is in the form of annual incentive, increasing the amount of pay that varies directly with prior-year performance.

•       Increased equity portion of annual incentive. About 57% of the annual incentive awarded for Mr. Hassell and 43% for our other named executive officers will be deferred in the form of RSUs that are subject to risk-based forfeiture and vest in equal installments over three years (up from 25% in 2012).

•       Moved long-term incentives to 100% performance shares. For 2013, long-term incentives are in the form of performance share units (PSUs) that cliff vest based on our return on risk-weighted assets over each year of a three-year performance period.

•       Subjected long-term incentive grant value to upfront adjustment of between 0-125% based on 2012 performance. Awards are subject to upfront adjustments of up to ±25% of target based on prior-year performance and may be reduced or eliminated based on risk scorecard results.

•       Maintained strong deferral rate. 70% of target incentive pay for Mr. Hassell and 60% for our other named executive officers will be deferred through RSUs and PSUs.

•       Subjected all RSUs and PSUs to 100% forfeiture during vesting period based on risk assessments. This contributes to a comprehensive risk adjustment process for our 2013 equity grants.

2012 NEO Pay Mix at Target 2013 NEO Pay Mix at Target

In addition, in December 2012, Mr. Hassell volunteered to waive his remaining rights under his transition agreement entered into and assumed by the Company as part of our 2007 merger (which provided enhanced equity vesting, a pro-rata annual bonus for the year of termination and an enhanced payment under our supplemental retirement plan), and our Board agreed. As a result, none of our current executive officers have employment agreements or individual severance arrangements. On a termination without cause (other than in connection with a change-in-control), severance for our executives under our Executive Severance Plan is limited to two times base salary.

We have:

•	No excessive perquisites or benefits

•	No tax gross-ups for perquisites

•	No single-trigger change-in-control benefits

•	No tax gross-ups on severance payments

We provide for:

•	No repricing of underwater stock options

•	No hedging or short sales of our stock

And we grant:

•	No stock options with exercise price below market

2012 COMPENSATION DECISION-MAKING PROCESS

Compensation Philosophy

In making compensation decisions, the HRC Committee utilizes the following core principles of the company’s Global Remuneration Policy (available at http://www.bnymellon.com/policy) to ensure that our compensation structure is competitive and reflects our core values:

•

Pay for performance. Provide market competitive compensation with a focus on pay for performance both at the individual (which includes business unit performance for executives as applicable) and corporate levels.

•	Alignment with stockholders’ interests. Motivate actions that contribute to superior financial performance and long-term stockholder value.

•

Appropriate risk-taking. Ensure that our incentive compensation arrangements do not encourage our employees to take unnecessary and excessive risks, including risks beyond our risk appetite or that threaten the value of the company. Our risk appetite statement may be found in our 2012 Annual Report, available at http://www.edocumentview.com/bnym.

Key Compensation Practices

In addition to aligning executive pay with long-term stockholder interests, we are committed to good corporate governance practices and mitigation of inappropriate risk-taking. To further this commitment, our 2012 compensation program has the following features:

•

Pay for performance. Variable pay makes up more than 90% of 2012 target compensation for our named executive officers. The amount of variable pay realized will fluctuate based on stock price performance and the achievement of performance metrics that support both our short- and long-term business objectives.

•

Long-term ownership. At target levels, about 66% of our CEO’s 2012 compensation and 53% of the 2012 compensation of our other named executive officers is granted in the form of RSUs and stock options. The RSUs are subject to risk-based forfeiture and vest in equal installments over three years, and the stock options vest in equal installments over four years.

•

Stock ownership guidelines and retention requirements. Our CEO must acquire and retain company stock equal to five times base salary for 2012 (increased to six times for 2013), while our other named executive officers must acquire and retain stock equal to four times base salary. In addition, for awards received in 2008 and later, all named executive officers are required to retain 50% of net after-tax shares received from exercises of stock options, vesting of RSUs and restricted stock and payment of other long-term equity awards.

•	Automatic reduction for performance shortfalls. Our equity awards are automatically reduced upon the occurrence of below-threshold returns or specified loss events.

•

Recoupment and forfeiture policies. Our named executive officers are subject to recoupment policies that provide for the cancellation or clawback of cash incentive and equity awards in the event of, among other things, fraud, financial restatement or other irregularity.

•

Independent compensation consultant. Our HRC Committee engages an independent compensation consultant in its review of executive pay and our corporate governance practices and overall compensation program.

•

Mitigation of inappropriate risk. We engage in a risk review process that measures compliance with predetermined risk metrics that are appropriate for our business objectives. Risk performance by our named executive officers is documented through a risk scorecard, and unacceptable assessments result in the reduction or complete elimination of annual incentives.

•

Continued review of compensation program. Each year, our HRC Committee reviews our compensation program to ensure that executive pay is aligned with long-term stockholder interests, sound risk policies and evolving regulatory requirements.

The HRC Committee believes that equity awards are a key element of the company’s pay-for-performance compensation program. Equity awards are inherently performance-based, because their value is directly dependent on the company’s stock price. Equity awards are also an important tool for deferring a significant portion of compensation, which aids in retention and mitigates inappropriate risk-taking.

HRC Committee Role and Responsibility

Our HRC Committee has the discretion to establish the compensation for our named executive officers as it may determine is in the best interest of the company and our stockholders. The HRC Committee determines the compensation elements of our named executive officers for each year, including the terms and conditions applicable to each element and the timing of the payments and awards. In the first quarter of each year, for each named executive officer, the HRC Committee:

•	approves base salary levels;

•

establishes target amounts for the annual incentive award payable in the first quarter of the following year, based on performance under the corporate component and individual component of the award and payable in a combination of cash and RSUs that are subject to risk-based forfeiture and have delayed vesting; and

•	grants a long-term equity incentive award (beginning in 2013, following consideration and adjustment based on prior-year performance, risk scorecard results and strategic milestones).

In setting 2012 compensation targets, the HRC Committee, assisted by its independent compensation consultant, continued to monitor compensation best practices and considered various factors over multiple meetings, including our financial performance, data concerning peer companies’ executive compensation programs and market trends and outlook within the broader financial services industry. The HRC Committee also considered changes in responsibilities, internal pay equity among our senior executives, competitive pay levels and prior compensation as part of its comprehensive decision-making process. None of these factors had an assigned or specific quantifiable impact on the target compensation levels established by the HRC Committee.

In the first quarter of the following year, the HRC Committee evaluates corporate performance, using a combination of financial and qualitative measures, as well as each named executive officer’s individual performance, and determines final amounts for the annual incentive awards, as discussed in more detail on page 32. In addition, throughout 2012 and in early 2013, the HRC Committee made certain determinations with respect to the 2013 executive compensation program, including the mix of annual incentives and long-term compensation, the incorporation of a long-term performance plan focused on return on risk-weighted assets, the elimination of stock options and the increased percentage of outstanding equity awards that will be subject to forfeiture based on, among other things, risk assessments.

Although the HRC Committee has overall responsibility for executive compensation matters, the HRC Committee reports its preliminary conclusions and compensation decisions regarding our CEO, and information on the process used by the HRC Committee, to the other independent members of our Board in executive session and solicits their input prior to finalizing determinations concerning the CEO. The HRC Committee also advises and discusses with the other independent directors compensation decisions regarding our President and the process utilized by the HRC Committee.

Risk and Regulatory Review

As described in the Compensation and Risk section of this proxy statement, our Chief Risk Officer and our HRC Committee review our compensation plans, including the plans in which each of our named executive officers and other members of the Executive Committee participate, on a regular basis. Based on these reviews and our approach to risk management, we believe that our compensation plans, arrangements and agreements with the named executive officers are well balanced and do not encourage imprudent risk-taking that threatens our company’s value. In addition, annual performance assessments for our named executive officers take into account a risk assessment for both the company as a whole and for each individual. The HRC Committee believes that the risks arising from the company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the company.

We are subject to regulation by various U.S. and international governmental and regulatory agencies with respect to executive compensation matters and the consideration of risk in the context of compensation. Our compensation programs have been designed to comply with these regulations, and the HRC Committee regularly monitors new and proposed regulations as they develop to determine if additional action is required.

Role of Compensation Consultants

Since August 2009, the HRC Committee has retained Aon Hewitt Consulting, formerly Hewitt Associates, Inc., an affiliate of Aon Corporation, to serve as the HRC Committee’s independent compensation consultant. Aon Hewitt Consulting regularly attends HRC Committee meetings and, in 2012, provided advice on matters including market practices and trends, peer group composition and incentive programs and CEO target compensation and performance. We discuss payments to Aon Hewitt Consulting and Aon Corporation and its affiliates in greater detail on page 19 of this proxy statement. The company has engaged Compensation Advisory Partners LLC, which we refer to as “CAP,” to assist management with various executive compensation matters, including compiling data about our peer group and industry, compiling and analyzing data about the compensation practices and programs of our peers and our industry, evaluating proposed aspects of our executive compensation program, preparing and presenting materials relative to our executive compensation program to the HRC Committee and providing advice and recommendations to management.

Peer Group Comparison

The HRC Committee and our management use compensation data from our peer group to provide a basis for assessing relative company performance, to provide data for the HRC Committee to assess competitiveness in determining targeted and actual compensation and to analyze market trends and practices. In determining to use the S&P 500 Financials Index (which is an index of S&P 500 companies that are classified as members of the Global Industry Classification Standard financials sector) as a relative benchmark in the determination of the corporate component of the annual incentive award, the HRC Committee also considered how our peers used industry benchmarks in determining their own compensation decisions.

In evaluating and selecting companies for inclusion in the peer group, the HRC Committee targets complex financial companies with which we typically compete for executive talent and business. In particular, the HRC Committee selected these companies based on:

•	mix of businesses (e.g., asset management, asset servicing and clearing services) and other financial services with similar business models that operate in a similar regulatory environment;

•	relative size in terms of revenue, market capitalization and assets under management, as well as total assets;

•	position as competitors for customers and clients, executive talent and investment capital; and

•	global presence.

For 2012, the HRC Committee reviewed data relating to our 2011 peer group and considered input from Aon Hewitt Consulting, management and CAP. The following chart details how the company compared against our peer group on key financial metrics:

Metric	Comparison to Peer Group
2011 Revenue	37th percentile
2011 Assets Under Management	73rd percentile
2011 Total Assets	53rd percentile
2011 Reported Net Income	39th percentile
2011 Percentage of Foreign Sales	49th percentile

The 2012 peer group selected by the HRC Committee was unchanged from 2011:

American Express Company	Northern Trust Corporation
Bank of America Corporation	The PNC Financial Services Group, Inc.
BlackRock, Inc.	Prudential Financial, Inc.
The Charles Schwab Corporation	State Street Corporation
Citigroup Inc.	U.S. Bancorp
JPMorgan Chase & Co.	Wells Fargo & Company

For certain named executive officers, data relating to the peer group is supplemented with industry data from surveys conducted by national compensation consulting firms and other data to assess the compensation levels and practices in the businesses and markets in which we compete for executive talent. All peer group and other data provided to the HRC Committee by Aon Hewitt Consulting, management and CAP was used by the HRC Committee in setting target levels of compensation for our named executive officers.

2012 COMPENSATION

Compensation Elements

Component	Form	Description
Base Salary	Cash

•       Sole fixed source of cash compensation

•       Set by the HRC Committee based on position, level of responsibilities and competitive market data

•       Represents 4 - 11% of total target pay of our named executive officers

Annual Incentives	75% Cash 25% RSUs

•       Granted based on a “balanced scorecard” that includes corporate and individual goals

•       Subject to a threshold Basel I Tier 1 common capital ratio of 9% (up from 7% in 2011) as a condition to funding 2012 bonuses

•       Subject to risk-based and performance-related reduction or elimination

•       RSUs are subject to risk-based forfeiture and vest in equal installments over three years

•       For 2013, about 57% of the annual incentive for Mr. Hassell, and about 43% for our other named executive officers, will be deferred through RSUs that are subject to risk-based forfeiture, and about 70% (up from about 51% in 2012) of total target incentive pay will be based on balanced scorecard results

Long-Term Equity Incentives	70% RSUs 30% Options

•       Granted annually and subject to adjustment based on prior-year performance results

•       Stock options vest in equal installments over a four-year period. For 2013, stock options have been eliminated

•       RSUs vest in equal installments over a three-year period, subject to a threshold Basel I Tier 1 common capital ratio of 9% (up from 7% in 2011) as of December 31, 2012

•       15% of unvested long-term equity incentive awards granted in 2012 will be forfeited if the company’s return on tangible common equity in any single year during the vesting period falls below 10% or, in the case of a named executive officer who is a business unit leader, the business unit experiences a net operating loss in any single year during the vesting period

•       All long-term equity incentive awards granted in 2013 are subject to forfeiture during their vesting period based on performance and annual risk assessments

•       For 2013, 30% of total target incentive pay is in the form of long-term PSU awards that are earned between 0-125% based on our return on risk-weighted assets over each year of a three-year performance period

Compensation Decisions for 2012

Base Salaries. In February 2012, the HRC Committee reviewed the base salaries of our named executive officers based on competitive market data, as well as each named executive officer’s position and level of responsibilities. After consulting with its independent compensation consultant, the HRC Committee decided to maintain all base salaries for the named executive officers except Ms. Peetz. Based on a review of market practices and competitive data, the HRC Committee determined to increase Ms. Peetz’ base salary from $500,000 to $600,000 effective July 1, 2012.

Annual Incentives

Executive Incentive Compensation Plan. Under the EICP approved by our stockholders in April 2011, our named executive officers have the opportunity to earn annual incentives based on achievement of pre-established goals for the year. Awards earned under the EICP are based on a “balanced scorecard” of both corporate and individual goals, and are subject to a minimum funding requirement based on the Basel I Tier 1 common ratio.

Awards under the EICP generally are designed with the intent of qualifying as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. In that regard, awards paid to any individual participant for the calendar year cannot exceed the sum of $3 million plus 0.5% of the company’s positive pre-tax income from continuing operations, before the impact of the cumulative effect of accounting changes and extraordinary items, as disclosed on our consolidated statement of income for such year included in our Annual Report on Form 10-K.

Minimum Funding Requirement. In February 2012, to strengthen the link between pay and performance, the HRC Committee increased the threshold goal required to fund 2012 annual incentives. The company must achieve a Basel I Tier 1 common capital ratio of at least 9% as of December 31, 2012, as compared to the 7% threshold used in 2011, which was above the minimum regulatory threshold ratio for a “well capitalized” bank. This threshold funding goal was met, with a Basel I Tier 1 common ratio of 13.6% as of December 31, 2012.

Balanced Scorecard Approach. We adopted the use of a “balanced scorecard” approach in 2009. In February 2012, the HRC Committee reevaluated this approach and determined that it continues to be appropriate. This approach measures (1) corporate financial and capital results, which we refer to as the “corporate component” and (2) each named executive officer’s functional, strategic and operational results, including business financial results, if applicable, and expense management, which we refer to as the “individual component.” The process is a comprehensive analysis of corporate and individual performance that includes discretion by the HRC Committee rather than a simple mathematical formula.

Interaction with Risk Scorecard. We adopted the use of a risk scorecard in 2011 to formally connect compensation and risk taking. The risk scorecard takes into account liquidity, operational, reputation, market, credit and technology risks by measuring:

•	maintenance of an adequate compliance program, including adhering to the compliance rules and programs established by the company;

•

protection of the company’s reputation, including reviewing the company’s business practices to ensure that they comply with laws, regulations and policies, and that business decisions are free from actual or perceived conflicts;

•	management of operational risk, including managing operational losses and maintaining proper controls;

•

compliance with all applicable credit, market and liquidity risk limits, including understanding and monitoring risks associated with relevant businesses and new client acceptance, as well as appropriately resolving or escalating risk issues to minimize losses; and

•	meeting Internal Audit expectations, including establishing an appropriate governance culture, achieving acceptable audit results and remediating control issues in a timely manner.

The results of the HRC Committee’s review of the risk scorecard were taken into account by the HRC Committee in determining the corporate and individual components of the balanced scorecard as described below.

2012 Annual Incentive Metrics and Payouts

In February 2012, the HRC Committee established the corporate and individual components of the scorecard. These components were weighted differently for each officer, as shown below, based on the officer’s role within the company. The corporate component is given more weight for Mr. Hassell, who is the most senior member of management, to more closely tie his compensation to corporate performance. The individual component is given more weight for named executive officers who are responsible for a major business (Mr. Arledge and Ms. Peetz), and is equally weighted with the corporate component for named executive officers who are responsible for a corporate service function (Messrs. Gibbons and Rogan).

	Weight
Name	Corporate Component	Individual Component*
Hassell	65%	35%
Gibbons	50%	50%
Arledge	35%	65%
Rogan	50%	50%
Peetz	35%	65%

  *including business financial performance, as applicable

The following table shows target 2012 annual incentive awards set in February 2012 and actual amounts earned after the HRC Committee reviewed performance against each named executive’s goals in February 2013. The table also shows actual 2012 annual incentive amounts earned as a percentage of 2012 targets. The HRC Committee’s determinations are discussed in more detail below.

Name	Corporate Component		Individual Component		Total
	Target Payout	Actual Payout	Target Payout	Actual Payout	Target Payout	Actual Payout	% of 2012 Target
Hassell	$2,925,000	$2,486,250	$1,575,000	$1,575,000	$4,500,000	$4,061,250	90%
Gibbons	$1,418,500	$1,205,725	$1,418,500	$1,418,500	$2,837,000	$2,624,225	93%
Arledge	$2,931,250	$2,491,563	$5,443,750	$5,778,750	$8,375,000	$8,270,313	99%
Rogan	$1,418,500	$1,205,725	$1,418,500	$1,418,500	$2,837,000	$2,624,225	93%
Peetz	$822,500	$699,125	$1,527,500	$1,358,300	$2,350,000	$2,057,425	88%

Corporate Component. In approving the corporate component for 2012, the HRC Committee decided to adopt multiple measures of corporate performance using a combination of financial and qualitative measures to assess financial, risk and capital levels. The HRC Committee does not assign a specific weighting to any of these measures. The same corporate goals applied to each named executive officer and the final payout was determined based on several metrics:

–

Earnings per share. Earnings per share, as determined under GAAP were calculated and used to determine the applicable pre-set range of corporate component incentive payouts: 0% to 50% of target, 50% to 80% of target, 80% to 95% of target, 100% of target, 105% to 120% of target, 120% to 150% of target or 150% of target. For 2012, the budgeted earnings per share was $2.27 and actual earnings per share was $2.03, 89% of budget, resulting in a guideline corporate component incentive payout of 80% to 95% of target. The range of earnings per share that would have resulted in this guideline payout was $1.82 - $2.16.

–	The HRC Committee then evaluated four other financial or risk metrics, which could reduce or increase the corporate component of the award by up to 25% of target from the guideline payout:

•	Relative TSR. Our 2012 TSR of 32% was at the 75th percentile of both the S&P 500 Financials Index and our peer group.

•

Return on economic capital, which is defined as adjusted operating earnings divided by economic capital. Adjusted operating earnings equals operating earnings less intangible amortization and reflects the cost of Tier 1 common equity for acquisitions. Economic capital represents the risk based allocation of Tier 1 common equity. For 2012, our return on economic capital budget was 19.9% and our actual achievement was 17.9%.

•

Relative earnings per share growth as determined under GAAP relative to the S&P 500 Financials Index. Our 2012 reported earnings per share was $2.03, the same as in 2011 and representing growth at the 31st percentile of the S&P 500 Financials Index.

•	Impact of unusual unplanned items. The HRC Committee evaluated the events that affected the company in 2012 and determined that there were no unusual unplanned items.

–

Risk assessment results. Finally, the HRC Committee determined whether it would make any downward adjustments based on the risk assessment measured by the risk scorecard. The metrics noted under the previous step may not under any circumstances be used to increase the corporate component of the award if the risk scorecard result is lower than acceptable risk tolerance. No downward adjustment was made for 2012.

Based on an evaluation of the factors outlined above, none of which had any specific weighting, and its discussions with other non-management directors, the HRC Committee approved a payout of 85% of target for the corporate component. In reaching its decision, the HRC Committee noted that reported earnings per share was 89% of budget and also considered the company’s positive financial improvements that were reflected in an improved one-year TSR of 32% for 2012 (as compared to -33% for the year ended December 31, 2011). Although our 2012 TSR substantially exceeded the median TSR of the S&P 500 Financials Index and our peer group, because return on economic capital was less than planned and relative earnings per share growth was less than median, the HRC Committee determined that limiting 2012 payout to the 2011 corporate component payout of 85% of target was appropriate.

Individual Component. In February 2012, the HRC Committee determined the individual objectives for our CEO after discussion with the other independent directors. The HRC Committee also reviewed the individual objectives for our other named executive officers, which were set by our CEO after discussion with the HRC Committee. In January and February 2013, the HRC Committee evaluated each named executive officer’s individual performance over the year. For Mr. Hassell, the HRC Committee reviewed his performance self-assessment, considered an Aon Hewitt Consulting report summarizing feedback received from each independent director, and finalized its decision after reporting its preliminary evaluation to the other independent directors and soliciting their input. For each of the other named executive officers, the HRC Committee reviewed his or her performance self-assessment, considered Mr. Hassell’s recommendation and summary of performance, and finalized its decision after soliciting input from the other independent directors.

–

Mr. Hassell. The HRC Committee awarded Mr. Hassell 100% of target under the individual component of his balanced scorecard. Combined with the amount awarded under the corporate component described above, Mr. Hassell’s total annual incentive for 2012 was 90% of his target annual incentive, or $4,061,250. The HRC Committee considered the company’s 2012 achievements under Mr. Hassell’s leadership in determining his individual component, including:

•	Achievement of solid company-wide performance despite challenging market conditions, including an increase of year-over-year assets under management by 10%, completion of

$1.1 billion in stock buybacks, and payment of more than $600 million in common stock dividends, although reported earnings per share was the same as in 2011;

•	A positive one-year TSR of 32%, positioning the company at the 75th percentile relative to both the S&P 500 Financials Index and our peer group;

•

Oversight in developing and executing the company’s business model, including through proactive management of the company’s balance sheet, execution of key strategic initiatives, investment in organic growth and effective implementation of our Operational Excellence Initiatives with program costs lower than planned and above-target net savings to the company of $309 million;

•

Meaningful progress in strengthening the company’s management team and risk assessments by our principal regulators, including reduction of the risk related to the company’s intra-day and overnight market risk exposure, leadership in tri-party repo reform, strengthened corporate stress testing and improvement of risk tracking and reporting;

•	Substantial progress in resolution of litigation matters, including settlement of class action litigation related to losses in connection with Sigma Finance Inc.; and

•

Continued progress in diversity by setting explicit goals for all Executive Committee members, hiring a global head of diversity and establishing a proactive program for identifying diverse candidates.

–

Mr. Gibbons. The HRC Committee awarded Mr. Gibbons 100% of target under the individual component of his balanced scorecard. Combined with the amount awarded under the corporate component described above, Mr. Gibbons’ total annual incentive for 2012 was 93% of his target annual incentive, or $2,624,225. The HRC Committee considered, among other things, the following 2012 achievements in determining his individual component:

•	Successful articulation of the company’s strategy and business plan to investors and other stakeholders;

•	Effective management of the company’s balance sheet despite challenging market conditions;

•	Successful management of the company’s Operational Excellence Initiative, exceeding targets; and

•	Reduction in 2012 tax expenses and management of investment portfolio within the company’s risk appetite.

–

Mr. Arledge. The HRC Committee awarded Mr. Arledge 106% of target under the individual component of his balanced scorecard. Combined with the amount awarded under the corporate component described above, Mr. Arledge’s total annual incentive for 2012 was 99% of his target annual incentive, or $8,270,313. The HRC Committee considered, among other things, the following 2012 achievements in determining his individual component:

•	Strong 2012 business results in investment management, including pre-tax income and revenue that were higher than planned;

•

Leadership of a variety of initiatives to enhance growth and efficiency, including continued rationalization of the boutique structure of the business and identification of synergies between the asset and wealth management businesses;

•

Strong focus on risk management, including through productive engagement with regulators, consolidation of the investment management business’ legal entity structure and increased employee communication;

•	Creation and execution of a new global distribution strategy, including through the pursuit of key strategic hires and expansion in key regions; and

•	Continued integration of the investment management business with the rest of the company.

–

Mr. Rogan. The HRC awarded Mr. Rogan 100% of target under the individual component of his balanced scorecard. Combined with the amount awarded under the corporate component described above, Mr. Rogan’s total annual incentive for 2012 was 93% of his target annual incentive, or $2,624,225. The HRC Committee considered, among other things, the following 2012 achievements in determining his individual component:

•	Successful oversight of our credit, operational and market risk with minimal loss, noting that the company experienced significant reduction in non-performing assets;

•

Continued performance in addressing systems, processes and operational requirements to meet evolving regulatory standards, including strengthened corporate stress testing and simulations of market scenarios that test key risk metrics;

•	Leadership in enhancing information risk management, including improvements in governance, awareness and understanding of information security; and

•	Improvement of risk tracking and reporting throughout the company and oversight of operational risk for a variety of significant corporate transformation initiatives.

–

Ms. Peetz. Ms. Peetz led our financial markets and treasury services businesses from 2008 to 2012 and has served as our President since January 1, 2013. The HRC Committee increased Ms. Peetz’ 2012 target in part due to a comparative market review, and awarded her 89% of that target under the individual component of her balanced scorecard. Combined with the amount awarded under the corporate component described above, Ms. Peetz’ total annual incentive for 2012 was 88% of her target annual incentive, or $2,057,425. The HRC Committee considered, among other things, the following 2012 achievements in determining her individual component:

•

Leadership in controlling expense growth across our financial markets and treasury services businesses, attaining modest growth in our treasury services business but with weaker results in our issuer services business, all within a difficult market environment;

•	Leadership in tri-party repo reform including significantly reducing the risk associated with the secured credit the company provides to the tri-party repo market;

•	Continued success of operational excellence and innovation initiatives that involve strategic use of cross-business synergies; and

•	Leadership on talent development, particularly with regard to diverse employees, and championship of learning initiatives by, among other things, launching an early career rotational program.

Long-Term Equity Incentives

Long-term equity incentive awards, which are made pursuant to the company’s LTIP, are intended to be a key element of the company’s pay-for-performance compensation program by aligning a significant portion of our named executive officers’ compensation with changes in our stock price over a multiple-year period. In February 2012, the HRC Committee granted 2012 target equity incentive awards, expressed as a dollar value, to our named executive officers. The grants were made 30% in stock options that vest in equal installments over a four-year period with a 10-year term and 70% in RSUs that vest in equal installments over a three-year period. The HRC Committee determined that this ratio was appropriate for 2012 (as compared to 50% stock options and 50% RSUs in 2011) in order to limit the potential upside leverage provided by stock option awards while still providing incentives for our named executive officers to increase the value of our stock price over a long-term period.

Minimum Threshold Basel I Tier 1 Common Capital Ratio. To strengthen the link between pay and performance, for 2012, the HRC Committee increased the threshold Basel I Tier 1 common capital ratio, which must be achieved as of 2012 year-end to avoid forfeiture of the RSUs, from the 7% threshold used in 2011 to 9%, which was above the minimum regulatory threshold ratio for a “well capitalized” bank. The threshold ratio was met for 2012, and no forfeitures were required.

Automatic 15% Reduction of All Unvested Amounts in Certain Circumstances. In addition, RSUs and stock options are subject to reduction based on performance during the entire three-year and four-year respective vesting periods. For all named executive officers, if return on tangible common equity for any single year falls below 10% during the vesting period or, for named executive officers who are business unit leaders, if the business unit experiences a net operating loss in any single year during the vesting period, then 15% of any then-unvested equity awards granted in 2012 will be forfeited.

Performance Adjustment Prior to Grant. For 2012, the target long-term equity incentive awards were subject to upfront adjustments of up to a 100% decrease or up to a 20% increase based on prior-year performance, including the balanced scorecard results, risk performance and other factors considered relevant by the HRC Committee. This process did not result in any adjustment to the equity awards granted in February 2012.

The following table shows target long-term equity incentive values and the numbers of RSUs and options awarded in February 2012.

Name	Target Value of RSUs	Target Value of Stock Options	Additional Equity Award Value	Total Value of Equity Awards	# of RSUs	# of Stock Options
Hassell	$5,250,000	$2,250,000	$1,000,000	$8,500,000	283,738	434,412
Gibbons	$1,759,100	$753,900	$0	$2,513,000	83,886	128,432
Arledge	$3,517,500	$1,507,500	$0	$5,025,000	167,739	256,814
Rogan	$1,759,100	$753,900	$0	$2,513,000	83,886	128,432
Peetz	$1,785,000	$765,000	$0	$2,550,000	85,121	130,323

In calculating the number of RSUs and stock options to be delivered, the HRC Committee used a share price of $20.97, which was the average closing price of our common stock on the NYSE for the 25 trading days from January 3, 2012 through February 7, 2012, in order to mitigate the impact of short-term volatility in our stock price. The RSU portion of the target award was divided by $20.97 to determine the number of shares subject to the RSUs. The number of stock options awarded was determined by dividing the stock option portion of the target award by $5.87, which reflects $20.97 multiplied by an estimated Black-Scholes percentage value of 28%. The exercise price for the stock options was the actual closing price of our common stock on February 23, 2012, the grant date, or $22.03 per share. These valuation methods differ from the accounting grant date fair values reported for these awards in the Summary Compensation Table and the 2012 Grants of Plan-Based Awards Table.

As of December 31, 2012, approximately 68% of the stock options previously awarded to our named executive officers were underwater, and these stock options will not have value unless our stock price increases above the exercise price prior to the expiration of the options (10 years after grant). For details on the stock options held by our named executive officers, see “Outstanding Equity Awards at Fiscal Year-End 2012” below.

2012 Total Direct Compensation

The 2012 total direct compensation awarded to each of our named executive officers, after considering 2012 corporate and individual performance in determining their annual incentive payouts, was: $12,561,250 for Mr. Hassell; $5,787,225 for Mr. Gibbons; $13,895,313 for Mr. Arledge; $5,787,225 for Mr. Rogan; and $5,157,425 for Ms. Peetz. In recognition of his appointment as Chairman and Chief Executive Officer effective September 1, 2011 and subsequent leadership of the company, Mr. Hassell also received an award of RSUs and stock options in 2012 with an aggregate value of $1 million.

Compensation Decisions for 2013

Under guidelines adopted by the HRC Committee, beginning in 2013, long-term incentive awards will be subject to upward or downward upfront adjustments of up to 25% based on prior-year performance and strategic objectives to enhance pay-for-performance and upfront downward adjustment of up to 100% based on prior-year risk scorecard results to create a more significant risk adjustment process:

•	Performance Results. Target long-term incentive award amounts are first subject to adjustment based on the corporate and individual components of the prior year’s annual incentive balanced scorecard:

Performance Results	Adjustment
Less than 90%	0% to -25%
Between 90% and 110%	0%
More than 110%	0% to +25%

•

Strategic Objectives. Adjustments resulting from the guidelines above may be modified, upward or downward, by an additional 25% in the HRC Committee’s discretion after considering strategic assessments of each named executive officer. The total reduction or increase cannot be greater than 25%.

•

Risk Scorecard Results. Target long-term incentive award amounts are also subject to downward adjustment of up to 100% based on the risk scorecard results, which measure compliance with risk metrics and any unsatisfactory risk assessments. All negative adjustments under the guidelines are cumulative, and no positive adjustment may be applied if the risk scorecard result is lower than acceptable risk tolerance.

In February 2013, the HRC Committee granted 2013 long-term incentive awards in the form of PSUs that will be earned between 0-125% based on our return on risk-weighted assets over each year of a three-year performance period. In determining the amounts of those awards, the HRC Committee applied the adjustment process described above to the following initial target long-term incentive awards for each named executive officer: $3,600,000 for Mr. Hassell; $1,605,000 for Mr. Gibbons; $4,005,000 for Mr. Arledge; $1,605,000 for Mr. Rogan and $1,605,000 for Ms. Peetz. In particular, the HRC Committee made the following adjustments based on 2012 results:

•

Performance Results. The initial target awards were not adjusted based on 2012 performance results. Although Ms. Peetz’ performance result was less than 90%, the HRC Committee determined that a downward adjustment was not appropriate given her achievements despite the difficult economic circumstances and her change in position to President of the company effective January 2013.

•

Strategic Objectives. The initial target award for Mr. Rogan was adjusted by 106% to further align him with the success of our ongoing regulatory compliance and risk management initiatives, which have substantially increased in complexity and significance in the current environment.

•	Risk Scorecard Results. The initial target awards were not adjusted on this basis.

As a result of the above adjustments, the HRC Committee granted 2013 equity awards for each of the named executive officers as follows: $3,600,000 for Mr. Hassell; $1,605,000 for Mr. Gibbons; $4,005,000 for Mr. Arledge; $1,700,000 for Mr. Rogan and $1,605,000 for Ms. Peetz.

OTHER COMPENSATION AND BENEFITS ELEMENTS

Retirement and Deferred Compensation Plans

As a result of the merger of Bank of New York and Mellon in 2007, we assumed by operation of law certain existing arrangements affecting the provision of retirement benefits to our named executive officers. We also maintain qualified and non-qualified defined benefit and defined contribution plans in which eligible employees, including our named executive officers, may participate. Our named executive officers are eligible to participate in deferred compensation plans, which enable eligible employees to defer the payment of taxes on a portion of their compensation until a later date. Details relating to these arrangements and plans are included under “2012 Pension Benefits” and “2012 Nonqualified Deferred Compensation” below.

Perquisites

In addition to the benefits that we offer to all our employees, we provide modest perquisites for our named executive officers. We believe that the benefits and perquisites help us attract and retain a talented leadership team and are reasonable in comparison to market practices. The following perquisites were provided in 2012 and, other than car and driver, are substantially unchanged from 2011:

Perquisites	Description
Car and Driver	Each named executive officer has access to a company pool car and driver for security purposes and to allow for more effective use of such officer’s travel time. In 2012, in an effort to make more efficient use of company resources, we moved from individually assigned drivers to a pool of cars and drivers available for use by our named executive officers and other executives.
Executive Life Insurance	The named executive officers are covered by certain life insurance plans, which are described in further detail in the footnotes to the Summary Compensation Table below.
Personal Use of Corporate Aircraft	Company aircraft are intended to be used by employees, directors and authorized guests primarily for business purposes. Our aircraft usage policy provides that the CEO should make prudent use of the company aircraft for security purposes and to make the most efficient use of his time. The HRC Committee receives an aircraft usage report on a semi-annual basis. In 2012, none of our named executive officers used company aircraft for non-business purposes.
Enhanced Matching of Charitable Gifts	The company maintains a matching gift program for gifts to eligible charities. All of our employees are eligible to participate in the matching gift program, but our named executive officers are eligible for an additional match of up to $30,000.

We do not provide financial planning services, personal cars, parking, supplemental long-term disability insurance, medical physical examinations, personal use of club memberships, home security or personal liability insurance perquisites.

ADDITIONAL COMPENSATION POLICIES AND CONSIDERATIONS

STOCK OWNERSHIP GUIDELINES

The HRC Committee believes that stock ownership is one of the most direct ways to align the long-term interests of the named executive officers with the long-term interests of our stockholders. Under the company’s stock ownership guidelines, each named executive officer is required to own a number of shares of our common stock with a value equal to a multiple of base salary within five years of becoming a member of our Executive Committee. The officer cannot sell or transfer to a third party any shares until he or she achieves the ownership guideline. In 2012, the HRC Committee reviewed these guidelines and determined to increase the multiple applicable to our CEO from 5-times to 6-times base salary, effective in 2013; our other named executive officers are subject to a 4-times base salary ownership guideline.

All of our named executive officers meet the stock ownership guidelines. For purposes of determining their ownership stake, we include shares owned directly, shares held in our employee stock purchase and retirement plans and shares held in certain trusts. We include 50% of unvested restricted stock and RSUs that do not have performance conditions or for which the applicable performance conditions have been met. Unearned performance shares, awards that remain subject to performance conditions and stock options are not counted toward compliance with the stock ownership guidelines.

In addition, under the company’s stock retention guideline, named executive officers must retain 50% of the net after-tax shares received from exercises of stock options and vesting of restricted stock and RSUs awarded after January 1, 2008. Over time, this requirement significantly increases the ownership stake of our senior executives beyond the stock ownership guideline discussed above. Provided that the named executive officer continues to comply with the stock ownership guidelines, sales are permitted commencing five years before normal retirement (which, for these purposes, we define as age 65) to allow for diversification.

NO HEDGING POLICIES

Our named executive officers are restricted from entering into hedging transactions with their company stock under various policies that we have adopted. These policies prohibit our named executive officers from engaging in short sales of our stock, from purchasing our stock on margin and from buying or selling any puts, calls or other options involving our securities.

CLAWBACK AND RECOUPMENT POLICY

In addition to forfeiture provisions based on risk outcomes during the vesting period, the company has a comprehensive recoupment policy that applies to equity awards granted to our executives, including the named executive officers, and is administered by the HRC Committee. Under the policy, the company may cancel all or any portion of unvested equity awards made after the adoption of the policy and require repayment of any shares of common stock (or values thereof) or amounts that were acquired from the award if:

•

the executive directly or indirectly engages in conduct, or it is discovered that the executive engaged in conduct, that is materially adverse to the interests of the company, including failure to comply with the company’s rules or regulations, fraud or conduct contributing to any financial restatements or irregularities;

•	during the course of the executive’s employment, the executive engages in solicitation and/or diversion of customers or employees and/or competition with the company;

•

following termination of the executive’s employment with the company for any reason, the executive violates any post-termination obligations or duties owed to the company or any agreement with the company; or

•	any compensation otherwise payable or paid to the executive is required to be forfeited and/or repaid to the company pursuant to applicable regulatory requirements.

In addition, the company has a cash recoupment policy, which provides that the company may claw back some or all of a cash incentive award within three years of the award date if, during the award performance period, the employee (including the named executive officers) is found to have engaged in fraud or directly or indirectly to have contributed to a financial restatement or other irregularity. The company continues to monitor regulatory requirements as may be applicable to its recoupment policies.

LIMITED SEVERANCE BENEFITS

Stockholder Approval of Future Senior Officer Severance Arrangements

In July 2010, the Board adopted a policy regarding stockholder approval of future senior officer severance arrangements. The policy provides that the company will not enter into a future severance arrangement with a senior executive that provides for severance benefits (as defined in the policy) in an amount exceeding 2.99 times the sum of annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives the approval of our stockholders.

Executive Severance Plan

In July 2010, we adopted The Bank of New York Mellon Corporation Executive Severance Plan, which provides severance benefits as described in the following table:

Reason for termination	Severance payment	Bonus	Benefit Continuation	Outplacement services	Tax gross-up
By the company without “cause”	2 times base salary	Pro-rata annual bonus for the year of termination	Two years	One year	None
By the company without “cause” or by the executive for “good reason” within two years following a “change in control”	2 times base salary and 2 times target annual bonus	Pro-rata target annual bonus for the year of termination	Two years	One year	None

Plan participants are selected by the HRC Committee and include each of our named executive officers. In order to receive benefits under the plan, the participant must sign a release and waiver of claims in favor of the company and agree not to solicit our customers and employees for one year. If any payment under the plan would cause a participant to become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after-tax position than if the participant were to pay the tax. In addition, the amount of payments and benefits that are payable under the plan will be reduced to the extent necessary to comply with our policy regarding stockholder approval of future senior officer severance arrangements as described above.

SECTION 162(M) TAX CONSIDERATIONS

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “IRC,” imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its CEO and three other most highly compensated officers each year. This limitation does not apply to “qualifying performance-based” compensation as defined in the IRC. We generally design our compensation programs so that compensation paid to the named executive officers can qualify for available income tax deductions. The HRC Committee believes, however, that stockholders’ interests may best be served by offering compensation that is not fully deductible, where appropriate, to attract, retain and motivate talented executives. Accordingly, the HRC Committee has discretion to authorize compensation that does not qualify for income tax deductibility.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

The HRC Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. On the basis of such review and discussions, the HRC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K and this proxy statement.

By: The Human Resources and Compensation Committee

Samuel C. Scott III, Chairman

Ruth E. Bruch

Edmund F. “Ted” Kelly

Richard J. Kogan

Michael J. Kowalski

Wesley W. von Schack

SUMMARY COMPENSATION TABLE

The following table shows the compensation of our principal executive officer, our principal financial officer and the three most highly compensated executive officers (other than our principal executive officer and principal financial officer) for 2012 in accordance with SEC rules.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation (4)	Total Compensation
GERALD L. HASSELL	2012	$1,000,000	$0	$6,250,748	$2,389,266	$3,045,938	$978,595	$140,611	$13,805,158
Chairman, President and Chief Executive Officer(1)	2011	$866,667	$0	$2,490,064	$2,514,414	$4,000,000	$2,218,704	$260,411	$12,350,260
	2010	$800,000	$0	$2,709,251	$2,679,949	$3,272,500	$1,506,276	$211,126	$11,179,102

THOMAS P. “TODD” GIBBONS	2012	$650,000	$0	$1,848,009	$706,376	$1,968,169	$826,027	$112,579	$6,111,160
Vice Chairman and Chief Financial Officer	2011	$650,000	$0	$1,604,181	$1,619,856	$1,780,000	$1,006,638	$154,313	$6,814,988
	2010	$650,000	$0	$1,641,184	$1,623,424	$2,050,000	$636,918	$170,714	$6,772,240

CURTIS Y. ARLEDGE	2012	$600,000	$0	$3,695,290	$1,412,477	$6,202,735	$0	$163,111	$12,073,613
Vice Chairman and CEO of Investment Management(5)	2011	$600,000	$0	$6,081,530	$5,173,881	$6,043,400	$0	$156,866	$18,055,677
	2010	$105,001	$3,000,000	$8,708,006	$0	$0	$0	$30,467	$11,843,474

BRIAN G. ROGAN	2012	$650,000	$0	$1,848,009	$706,376	$1,968,169	$857,863	$147,604	$6,178,021
Vice Chairman and Chief Risk Officer	2011	$650,000	$0	$1,604,181	$1,619,856	$1,675,000	$1,051,798	$160,271	$6,761,106
	2010	$631,250	$0	$1,484,882	$1,468,813	$2,050,000	$650,881	$160,935	$6,446,761

KAREN B. PEETZ	2012	$550,000	$0	$1,875,216	$716,777	$1,543,069	$149,654	$18,729	$4,853,445
President(6)	2011	$500,000	$0	$1,316,862	$1,329,733	$1,320,450	$160,266	$27,250	$4,654,561

(1)	Mr. Hassell also served as a director in 2010, 2011 and 2012. He did not receive any additional compensation for this service. Effective January 1, 2013, Ms. Peetz was appointed as President of the company and, accordingly, Mr. Hassell no longer serves in that position.

(2)	Computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718,” using the valuation methodology for equity awards set forth in footnote 18 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2012, in footnote 18 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011 and in footnote 19 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010.

(3)	The amount disclosed in this column for each year represents the amount of increase in the present value of the executive’s accumulated pension benefit. The total amounts disclosed for 2012 for Messrs. Hassell, Gibbons and Rogan and Ms. Peetz consist solely of the increase in the present value of the accumulated benefit for each individual, as there are no above-market nonqualified deferred compensation earnings. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under FASB ASC 715 (formerly SFAS No. 87) as of December 31, 2012, including a discount rate of 4.25%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable.

The total amounts disclosed for 2011 for Messrs. Hassell, Gibbons and Rogan and Ms. Peetz consist solely of the increase in the present value of the accumulated benefit for each individual, as there are no above-market nonqualified deferred compensation earnings.

The total amounts disclosed for 2010 for Messrs. Hassell, Gibbons and Rogan consist solely of the increase in the present value of the accumulated benefit for each individual, as there are no above-market nonqualified deferred compensation earnings.

(4)	The following table sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2012:

Name	Perquisites and Other Personal Benefits(a)	Contributions to Defined Contribution Plans(b)	Insurance Premiums(c)	Total
GERALD L. HASSELL	$113,461	$12,500	$14,650	$140,611
THOMAS P. “TODD” GIBBONS	$89,979	$12,500	$10,100	$112,579
CURTIS Y. ARLEDGE	$131,236	$31,875	$0	$163,111
BRIAN G. ROGAN	$127,679	$12,500	$7,425	$147,604
KAREN B. PEETZ	$6,229	$12,500	$0	$18,729

(a)	The following is a description of the items comprising “Perquisites and Other Personal Benefits” for each named executive officer: Mr. Hassell: use of company car and driver ($83,461), enhanced charitable gift match ($30,000); Mr. Gibbons: use of company car and driver ($76,479), enhanced charitable gift match ($13,500); Mr. Arledge: use of company car and driver ($123,176), enhanced charitable gift match ($8,060); Mr. Rogan: use of company car and driver ($112,679), enhanced charitable gift match ($15,000); Ms. Peetz: use of company car and driver and non-company car service ($6,229).

Each amount disclosed in the table above as a perquisite and other personal benefit represents the aggregate incremental cost to us of the particular item being described. The dollar amounts identified in connection with use of the company pool car and driver reflect the individual’s share of the aggregate cost associated with personal use of the vehicles and drivers. The amount included for Ms. Peetz’s use of non-company car service reflects the actual cost. The dollar amounts identified in connection with the enhanced charitable gift match represent matching contributions to eligible charities made by the company in excess of matching contributions provided for other employees under the company’s gift matching programs.

(b)	The amounts identified in the “Contributions to Defined Contribution Plans” column represents matching contributions under our 401(k) plans and, for Mr. Arledge, non-discretionary company contributions under our 401(k) plan and The Bank of New York Mellon Corporation Defined Contribution IRC Section 401(a)(17) Plan, which we refer to as the “BNY Mellon 401(k) Benefits Restoration Plan.” See “2012 Nonqualified Deferred Compensation” below on page 49 for more details regarding the BNY Mellon 401(k) Benefits Restoration Plan.

(c)	The amounts identified for Messrs. Hassell, Gibbons and Rogan represent taxable payments made by us for universal life insurance policies.

(5)	The value of Stock Awards for 2011 includes a $3,000,000 restricted stock award that was granted in 2011 for 2010 and the value of Option Awards for 2011 also includes a $2,000,000 stock option award that was granted in 2011 for 2010, in each case, pursuant to the letter agreement entered into between Mr. Arledge and the company at the time of his employment.

(6)	Ms. Peetz was appointed as President of the company effective January 1, 2013. During 2012, Ms. Peetz served as Vice Chairman and CEO of Financial Markets and Treasury Services. Because Ms. Peetz was only a named executive officer for 2012 and 2011, no disclosure is included as to Ms. Peetz for 2010.

2012 GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows the details concerning the grant of any non-equity incentive compensation and equity-based compensation to each named executive officer during 2012. All non-equity incentive compensation grants were made under The Bank of New York Mellon Executive Incentive Compensation Plan. All equity awards were made under The Bank of New York Mellon Long-Term Incentive Plan.

Name	Award Type	Grant Date	Date HRC Committee took Action to Grant Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
				Thres- hold ($)	Target ($)	Maximum ($)
GERALD L. HASSELL	EICP	—	—	—	$4,500,000	$7,481,250	—	—	—	—
	Stock Options	2/23/2012	2/23/2012	—	—	—	—	434,412	22.03	$2,389,266
	Restricted Stock Units	2/23/2012	2/23/2012	—	—	—	283,738	—	—	$6,250,748

THOMAS P. “TODD” GIBBONS	EICP	—	—	—	$2,837,000	$4,610,125	—	—	—	—
	Stock Options	2/23/2012	2/23/2012	—	—	—	—	128,432	22.03	$706,376
	Restricted Stock Units	2/23/2012	2/23/2012	—	—	—	83,886	—	—	$1,848,009

CURTIS Y. ARLEDGE	EICP	—	—	—	$8,375,000	$13,630,313	—	—	—	—
	Stock Options	2/23/2012	2/23/2012	—	—	—	—	256,814	22.03	$1,412,477
	Restricted Stock Units	2/23/2012	2/23/2012	—	—	—	167,739	—	—	$3,695,290

BRIAN G. ROGAN	EICP	—	—	—	$2,837,000	$4,610,125	—	—	—	—
	Stock Options	2/23/2012	2/23/2012	—	—	—	—	128,432	22.03	$706,376
	Restricted Stock Units	2/23/2012	2/23/2012	—	—	—	83,886	—	—	$1,848,009

KAREN B. PEETZ	EICP	—	—	—	$2,350,000	$3,824,625	—	—	—	—
	Stock Options	2/23/2012	2/23/2012	—	—	—	—	130,323	22.03	$716,777
	Restricted Stock Units	2/23/2012	2/23/2012	—	—	—	85,121	—	—	$1,875,216

(1)	Represents target and maximum amounts that were targeted to be paid for performance during 2012 under The Bank of New York Mellon Corporation Executive Incentive Compensation Plan. The award was made 75% in the form of cash and 25% in the form of restricted stock units that vest in equal installments over three years. These amounts are subject to the condition that the company achieve a minimum Basel I Tier 1 common capital ratio of 9% as of December 31, 2012, which was satisfied. There was no threshold payout under this plan for 2012.

(2)	Represents restricted stock units granted as part of the named executive officer’s annual long-term incentive award. Restricted stock units have transfer restrictions until they vest and, upon vesting, will be paid out in shares of BNY Mellon common stock. Restricted stock units cannot be sold during the period of restriction. During this period, dividend equivalents on the restricted stock units are paid to the executives. These units will vest in equal installments over three years if the executive remains employed by us. These grants were subject to the conditions that the company achieve a minimum Basel I Tier 1 common capital ratio of 9% as of December 31, 2012, which was satisfied. In the event that, at the end of a vesting calendar year, the company’s return on tangible common equity is less than 10% or the grantee is directly responsible for a business unit and such business unit incurs a net operating loss for such year, 15% of any unvested units will be forfeited.

(3)	Represents stock options granted as part of the named executive officer’s annual long-term incentive award. Stock options were granted with an exercise price equal to the fair market value on the date of grant and vest in equal installments over four years if the executive remains employed by us. The options will expire 10 years after the grant date if the executive remains employed by us. In the event that, at the end of a vesting calendar year, the company’s return on tangible common equity is less than 10% or the grantee is directly responsible for a business unit and such business unit incurs a net operating loss for such year, 15% of any unvested units will be forfeited.

(4)	The aggregate grant date fair value of awards presented in this column is calculated in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

The following table shows the details concerning outstanding options (exercisable and unexercisable), and the number and value of any unvested or unearned stock awards outstanding as of December 31, 2012 for each named executive officer. The market value of any unvested or unearned awards as of December 31, 2012 is calculated based on $25.70 per share, the closing price of our common stock on the NYSE on December 31, 2012, the last trading day in 2012. The numbers have been rounded to the nearest whole dollar, share or unit, as applicable.

	Option Awards					Stock Awards
Name	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
		Exercisable	Unexercisable
GERALD L. HASSELL	2003	353,775	—	$24.5200	2/11/2013	455,944(19)	$11,717,761
	2004	165,095	—	$35.0800	3/4/2014
	2006	155,661	—	$37.0900	3/14/2016
	2007	191,042	—	$40.4000	3/13/2017
	2007	86,180	—	$42.8300	4/2/2017
	2007	471,700	—	$43.9300	6/29/2017
	2007	35,896	—	$44.5900	7/23/2017
	2008	380,916	—	$42.3100	3/10/2018
	2009	247,197	82,396(1)	$18.0200	3/9/2019
	2010	159,902	159,901(2)	$30.2500	3/15/2020
	2011	73,780	221,339(3)	$30.1300	2/23/2021
	2012	—	434,412(4)	$22.0300	2/22/2022

THOMAS P. “TODD” GIBBONS	2003	141,510	—	$24.5200	2/11/2013	191,382(20)	$4,918,517
	2004	117,925	—	$35.0800	3/4/2014
	2005	127,359	—	$32.2100	3/9/2015
	2006	127,359	—	$37.0900	3/14/2016
	2007	79,022	—	$40.4000	3/13/2017
	2007	43,161	—	$42.8300	4/2/2017
	2007	16,320	—	$44.5900	7/23/2017
	2008	184,380	—	$42.3100	3/10/2018
	2008	38,152	—	$34.6300	7/21/2018
	2009	136,746	45,582(5)	$18.0200	3/9/2019
	2010	96,864	96,862(6)	$30.2500	3/15/2020
	2011	47,531	142,593(7)	$30.1300	2/23/2021
	2012	—	128,432(8)	$22.0300	2/22/2022

CURTIS Y. ARLEDGE	2011	151,817	455,446(9)	$30.1300	2/23/2021	511,607(21)	$13,148,300
	2012	—	256,814(10)	$22.0300	2/22/2022

BRIAN G. ROGAN	2003	212,265	—	$24.5200	2/11/2013	186,215(22)	$4,785,726
	2004	108,491	—	$35.0800	3/4/2014
	2005	111,321	—	$32.2100	3/9/2015
	2006	127,359	—	$37.0900	3/14/2016
	2007	79,890	—	$40.4000	3/13/2017
	2007	40,472	—	$42.8300	4/2/2017
	2007	15,096	—	$44.5900	7/23/2017
	2008	162,092	—	$42.3100	3/10/2018
	2008	14,674	—	$34.6300	7/21/2018
	2009	111,765	37,253(11)	$18.0200	3/9/2019
	2000	87,638	87,638(12)	$30.2500	3/15/2020
	2001	47,531	142,593(13)	$30.1300	2/23/2021
	2012	—	128,432(14)	$22.0300	2/22/2022

KAREN B. PEETZ	2006	9,434	—	$37.0900	3/14/2016	163,274(23)	$4,196,142
	2007	52,102	—	$40.4000	3/13/2017
	2007	24,198	—	$42.8300	4/2/2017
	2007	8,964	—	$44.5900	7/23/2017
	2008	109,412	—	$42.3100	3/10/2018
	2008	17,609	—	$34.6300	7/21/2018
	2009	78,894	26,295(15)	$18.0200	3/9/2019
	2010	61,502	61,499(16)	$30.2500	3/15/2020
	2011	39,018	117,054(17)	$30.1300	2/23/2021
	2012	—	130,323(18)	$22.0300	2/22/2022

(1)	82,396 options vest on March 9, 2013.

(2)	79,951 options vest on March 16, 2013 and 79,950 options vest on March 16, 2014.

(3)	73,780 options vested on February 24, 2013, 73,780 options vest on February 24, 2014 and 73,779 options vest on February 24, 2015.

(4)	108,603 options vested on February 23, 2013, 108,603 options vest on February 23, 2014, 108,603 options vest on February 23, 2015 and 108,603 options vest on February 23, 2016.

(5)	45,582 options vest on March 9, 2013.

(6)	48,432 options vest on March 16, 2013 and 48,430 options vest on March 16, 2014.

(7)	47,531 options vested on February 24, 2013, 47,531 options vest on February 24, 2014 and 47,531 options vest on February 24, 2015.

(8)	32,108 options vested on February 23, 2013, 32,108 options vest on February 23, 2014, 32,108 options vest on February 23, 2015 and 32,108 options vest on February 23, 2016.

(9)	151,817 options vested on February 24, 2013, 151,817 options vest on February 24, 2014 and 151,812 options vest on February 24, 2015.

(10)	64,204 options vested on February 23, 2013, 64,204 options vest on February 23, 2014, 64,204 options vest on February 23, 2015 and 64,202 options vest on February 23, 2016.

(11)	37,253 options vest on March 9, 2013.

(12)	43,819 options vest on March 16, 2013 and 43,819 options vest on March 16, 2014.

(13)	47,531 options vested on February 24, 2013, 47,531 options vest on February 24, 2014 and 47,531 options vest on February 24, 2015.

(14)	32,108 options vested on February 23, 2013, 32,108 options vest on February 23, 2014, 32,108 options vest on February 23, 2015 and 32,108 options vest on February 23, 2016.

(15)	26,295 options vest on March 9, 2013.

(16)	30,751 options vest on March 16, 2013 and 30,748 options vest on March 16, 2014.

(17)	39,018 options vested on February 24, 2013, 39,018 options vest on February 24, 2014 and 39,018 options vest on February 24, 2015.

(18)	32,581 options vested on February 23, 2013, 32,581 options vest on February 23, 2014, 32,581 options vest on February 23, 2015 and 32,580 options vest on February 23, 2016.

(19)	89,562 shares vest on March 16, 2013, 82,644 shares vest on February 24, 2014, 94,580 shares vest on February 23, 2013, 94,580 shares vest on February 23, 2014 and 94,578 shares vest on February 23, 2015.

(20)	54,254 shares vest on March 16, 2013, 53,242 shares vest on February 24, 2014, 27,962 shares vest on February 23, 2013, 27,962 shares vest on February 23, 2014 and 27,962 shares vest on February 23, 2015.

(21)	55,913 shares vested on February 23, 2013, 31,786 shares vested on February 24, 2013, 86,906 shares vest on November 1, 2013, 55,913 shares vest on February 23, 2014, 138,270 shares vest on February 24, 2014, 86,906 shares vest on November 1, 2014 and 55,913 shares vest on February 23, 2015.

(22)	27,962 shares vested on February 23, 2013, 49,087 shares vest on March 16, 2013, 27,962 shares vest on February 23, 2014, 53,242 shares vest on February 24, 2014 and 27, 962 shares vest on February 23, 2015.

(23)	28,374 shares vested on February 23, 2013, 34,447 shares vest on March 16, 2013, 28,374 shares vest on February 23, 2014, 43,706 shares vest on February 24, 2014 and 28,373 shares vest on February 23, 2015.

2012 OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning aggregate exercises of stock options and vesting of stock awards, including restricted stock, restricted share units and similar instruments, during 2012 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gerald L. Hassell	—	$—	92,302	$2,069,411
Thomas P. “Todd” Gibbons	—	$—	51,060	$1,144,765
Curtis Y. Arledge	—	$—	118,693	$2,870,165
Brian G. Rogan	—	$—	41,732	$935,631
Karen B. Peetz	—	$—	29,458	$660,448

2012 PENSION BENEFITS

The following table provides information with respect to each plan that provides for specified payments and benefits to the named executive officers following, or in connection with, retirement (other than defined contribution plans).

Name(1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Gerald L. Hassell	BNY Mellon Tax-Qualified Retirement Plan	36.25	$1,620,299	$—
	Legacy BNY Excess Plan	36.25	$4,416,702	$—
	Legacy BNY SERP	36.25	$12,022,980	$—

Thomas P. “Todd” Gibbons	BNY Mellon Tax-Qualified Retirement Plan	25.58	$1,156,636	$—
	Legacy BNY Excess Plan	25.58	$1,916,391	$—
	Legacy BNY SERP	25.58	$2,708,338	$—

Brian G. Rogan	BNY Mellon Tax-Qualified Retirement Plan	30.17	$1,338,504	$—
	Legacy BNY Excess Plan	30.17	$1,722,714	$—
	Legacy BNY SERP	30.17	$2,870,740	$—

Karen B. Peetz	BNY Mellon Tax-Qualified Retirement Plan	13.75	$512,049	$—
	Legacy BNY Excess Plan	13.75	$321,431	$—

(1)	Mr. Arledge is not included in the table because he does not participate in any plan that provides for specified payments and benefits (other than defined contribution plans).

(2)	The present values shown above are based on benefits earned as of December 31, 2012 under the terms of the various plans as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring our pension obligations under FASB ASC 715 (formerly SFAS No. 87) as of December 31, 2012, including a discount rate of 4.25%, with the exception that benefit payments are assumed to commence at the earliest age at which unreduced benefits are payable.

BNY Mellon Retirement Plans

Effective January 1, 2009, The Bank of New York Mellon Corporation Pension Plan, which we refer to as the “BNY Mellon Tax-Qualified Retirement Plan,” was amended to change the benefit formula for participants under age 50 as of December 31, 2008 and for new participants to a cash balance formula for service earned on and after January 1, 2009. Plan participants who were age 50 or older as of December 31, 2008 continue to earn benefits under the provisions of the legacy plan in which they participated as of that date. Effective January 1, 2011, the plan was amended further to reduce future benefit accruals and limit participation to those persons participating in the plan as of December 31, 2010.

In 2012, Messrs. Hassell, Gibbons and Rogan and Ms. Peetz participated in the BNY Mellon Tax-Qualified Retirement Plan and a pension benefits restoration plan, which we refer to as the “Legacy BNY Excess Plan.” Messrs. Hassell, Gibbons and Rogan also participated in a supplemental executive retirement plan, which we refer to as the “Legacy BNY SERP.” Each of Messrs. Hassell, Gibbons and Rogan and Ms. Peetz were all over age 50 as of December 31, 2008 and therefore continue to earn benefits under the provisions of the legacy plans in which they participate. Mr. Arledge does not participate in any of these legacy plans.

BNY Mellon Tax-Qualified Retirement Plan — Legacy BNY Provisions. The Legacy BNY Tax-Qualified Retirement Plan, which we refer to as the “Legacy BNY Plan,” formula is a career average pay formula subject to IRC limits on eligible pay for determining benefits. Benefits are based on eligible base pay (maximum of $250,000 in 2012). Employees who participated in the Legacy BNY Plan prior to January 1, 2006 may choose between a monthly benefit and a lump sum at retirement, while other participants will receive monthly benefits at retirement.

Legacy BNY Excess Plan. This plan is an unfunded nonqualified plan designed to provide the same benefit to Legacy BNY employees as under the BNY Mellon Tax-Qualified Retirement Plan to the extent their benefits are limited under such plan as a result of IRC limits on accrued benefits and eligible base pay. Benefits are paid in a lump sum.

Legacy BNY SERP. The Legacy BNY SERP is an unfunded nonqualified plan that provides benefits according to a benefit formula similar to that of the BNY Mellon Tax-Qualified Retirement Plan benefit formula but includes an annual bonus (capped at 100% of base salary after 2005) for senior executives who were selected to participate in this plan by Bank of New York’s board of directors prior to July 8, 2003. Benefits are paid in a lump sum. Participants are entitled to benefits in this plan only if they terminate service on or after age 60. The Legacy BNY SERP is closed to new participants.

Beginning with 2006, each of the plans generally provides benefits under a career average pay formula, rather than the final average pay formula under which benefits were based prior to 2006. In addition to the formula change, changes were also made to the Legacy BNY SERP that further limit future benefits by capping the amount of eligible pay used to calculate benefits. Because Messrs. Hassell, Gibbons and Rogan and Ms. Peetz have attained at least age 55, they are each eligible for immediate retirement under the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan. Unreduced benefits are payable under these plans at age 60, or at age 57 with 20 years of service. Mr. Hassell is currently entitled to an unreduced benefit from these plans. Messrs. Gibbons and Rogan are entitled to unreduced benefits from these plans at age 57 and Ms. Peetz at age 60. Since Mr. Hassell is over age 60, he is also entitled to an unreduced benefit from the Legacy BNY SERP.

Beginning January 1, 2006, benefits accrued for all three plans are equal to 1% (increased to 1.1% effective January 1, 2009 and with respect to the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan, decreased to 0.9%, effective January 1, 2011) of eligible pay earned after 2005. Benefits accrued before 2006 are based on a final average pay formula and service as of December 31, 2005. The prior accrued benefit is indexed at a rate of 1% per year. For the prior accrued benefit, the BNY Mellon Tax-Qualified Retirement Plan and the Legacy BNY Excess Plan use a five-year average period, whereas the Legacy BNY SERP was based on a three-year average period. Benefits under each of the plans are provided solely for service at Bank of New York or with us.

2012 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to each defined contribution or other plan that provides for nonqualified deferred compensation in which the named executive officers participate.

Name(1)	Executive Contributions in Fiscal Year 2012	Registrant Contributions in Fiscal Year 2012	Aggregate Earnings in Fiscal Year 2012		Aggregate Withdrawals/Distributions	Aggregate Balance at End of Fiscal Year 2012
Curtis Y. Arledge	$—	$14,375(2)	$	—(3)	$—	$14,375(4)
Thomas P. “Todd” Gibbons	$—	$—		$80,392	$—	$1,082,070(5)

(1)	Messrs. Hassell and Rogan and Ms. Peetz are not included in the table, because, as of December 31, 2012, none of them had a balance in or made any contributions to or withdrawals from any nonqualified deferred compensation plan of the company.

(2)	Represents company contributions to Mr. Arledge pursuant to the BNY Mellon 401(k) Benefits Restoration Plan for the 2011 and 2012 fiscal year.

(3)	The BNY Mellon 401(k) Benefits Restoration Plan was adopted in December 2012, and Mr. Arledge’s account was not credited with any amounts until early 2013. Accordingly, Mr. Arledge did not receive any interest or other earnings in 2012.

(4)	These amounts are included in the All Other Compensation column of the Summary Compensation Table on page 43.

(5)	Mr. Gibbons contributed $1,025,000 to The Bank of New York Mellon Corporation Deferred Compensation Plan for Employees, which we refer to as the BNY Mellon Deferred Compensation Plan, in 2011. This amount was included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2010 on page 43. The account had negative earnings of $23,322 in 2011, resulting in a balance of $1,001,678 at year-end 2011.

BNY Mellon 401(k) Benefits Restoration Plan. On December 20, 2012, the company adopted the BNY Mellon 401(k) Benefits Restoration Plan, which is a nonqualified plan designed for the purpose of providing deferred compensation on an unfunded basis for eligible employees. The deferred compensation provided under the BNY Mellon 401(k) Benefits Restoration Plan is intended to supplement the benefit provided under the BNY Mellon 401(k) Savings Plan, our 401(k) Plan, where the employee’s retirement contributions under the 401(k) Plan are limited due to the maximums imposed on “qualified” plans by section 401(a)(17) of the Internal Revenue Code. Pursuant to the BNY Mellon 401(k) Benefits Restoration Plan, we set up a notional account that is credited with an amount, if any, of company matching contributions that would have been credited to each eligible employee’s 401(k) Plan account absent those tax limitations, including for prior years in which the BNY Mellon 401(k) Benefits Restoration Plan was not yet in effect. The amounts credited to the notional accounts generally vest after three years of service, as defined and calculated under the 401(k) Plan. As of December 31, 2012, Mr. Arledge was the only named executive officer who participated in the BNY Mellon 401(k) Benefits Restoration Plan.

BNY Mellon Deferred Compensation Plan. The company adopted the BNY Mellon Deferred Compensation Plan effective as of April 1, 2008 for deferrals of cash compensation earned by eligible employees of the company after March 31, 2008. The BNY Mellon Deferred Compensation Plan permits executives to defer receipt of cash bonus/incentive amounts above the Social Security wage base (which was $110,100 in 2012) until a later date while employed, upon retirement or after retirement not to exceed age 70. Changes are permitted to the payment election once annually; however, they must comply with the regulations contained in The American Jobs Creation Act of 2004. Deferred compensation may be paid in a lump sum or annual payments over two to 15 years. If an executive terminates employment prior to age 55, his benefit is paid in a lump sum shortly after termination. Investment alternatives, based on a selection of variable rate options, must be selected when the executive makes a deferral election and may be changed each quarter for future deferrals. Previously deferred amounts may generally be reallocated among the investment options at the beginning of each quarter. The plan is a nonqualified unfunded plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion summarizes any arrangements, agreements and policies of the company relating to potential payments upon termination or change in control.

Transition Agreement for Mr. Hassell

Bank of New York entered into a transition agreement with Mr. Hassell on June 25, 2007, effective as of the July 1, 2007 merger. This transition agreement expired on July 1, 2011, other than Mr. Hassell’s special termination right which allowed him to terminate his employment for any reason any time after July 1, 2010 and to receive certain benefits. In December 2012, Mr. Hassell volunteered to waive these special termination rights and our Board agreed; accordingly, they are not included in the table below.

Change in Control and Severance Arrangements

In 2010, our Board adopted a “Policy Regarding Stockholder Approval of Future Senior Officer Severance Arrangements.” The policy provides that the company will not enter into a future severance arrangement with a senior executive that provides for severance benefits (as defined) in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives approval of the stockholders of the company.

Under The Bank of New York Mellon Corporation Executive Severance Plan, if an eligible participant is terminated by the company without “cause” (as defined in the plan), the participant is eligible to receive a severance payment equal to two times the participant’s base salary for the year of termination (or, if greater, for the year before the year of termination), a pro-rata annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year, provided the participant signs a release and waiver of claims in favor of the company and agrees not to solicit our customers and employees for one year. If a participant’s employment is terminated by the company without cause or if the participant terminates his or her employment for “good reason” (as defined in the plan) within two years following a “change in control” (as defined in the plan), then instead of receiving the benefits described above, the participant is eligible to receive a severance payment equal to two times the sum of the participant’s base salary and target annual bonus for the year of termination (or, if greater, for the year before the year of termination), a pro-rata target annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year, subject to the participant signing a release and agreeing not to solicit our customers and employees for one year. If any payment under the plan would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax.

Payments and benefits that are payable under the plan will be reduced to the extent that the amount of such payments or benefits would exceed the amount permitted to be paid under the company’s “Policy Regarding Stockholder Approval of Future Senior Officer Severance Arrangements” and such amounts are not approved by the company’s stockholders in accordance with the policy.

Effect of Termination Events or Change in Control on Unvested Equity Awards

Equity awards granted to our named executive officers through December 31, 2012 were granted under (i) the 1999 and 2003 Long-Term Incentive Plans of The Bank of New York and (ii) The Bank of New York Mellon Corporation Long-Term Incentive Plan, as applicable. Each award is evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested equity awards. Accordingly, the effect of a termination event or change in control on outstanding equity awards varies by executive officer and type of award.

2012 Table of Potential Payments Upon Termination and Change in Control

The following table sets forth the details, on an executive by executive basis, of the estimated payments and benefits that would be provided to each named executive officer in the event that the executive’s employment with us is terminated for any reason, including resignation or retirement, a termination by the company without cause, a termination in connection with a change in control, and death pursuant to the terms of the various agreements described above. The amounts included in the tables are based on the following:

•	The termination event listed in the table is assumed to be effective as of December 31, 2012.

•	The value of our common stock of $25.70 per share is based on the closing price of our common stock on the NYSE on December 31, 2012, the last trading day in 2012.

•

The amounts shown in the table include the estimated potential payments and benefits that are payable as a result of the triggering event and do not include any previously earned and vested amounts that have accrued to the benefit of the named executive officer.

•	The designation of an event as a resignation or a retirement is dependent upon an individual’s age and the terms of the applicable plan or agreement.

•

The designation of an event as a termination in connection with a change of control is dependent upon the termination being either an involuntary termination by the company without cause or a termination by the named executive officer for good reason or, in the case of equity awards, the satisfaction of certain age and service requirements or the receipt of severance payments.

•	“Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario.

•

We have not included the present value of accumulated benefits under the 2012 Pension Benefits Table above. As noted in the applicable footnotes below, we have only included amounts by which a named executive officer’s deferred compensation benefit or retirement benefit is enhanced by the triggering event.

•

None of the named executive officers will receive a payment or benefit upon termination by the company for cause other than any previously earned and vested amounts that have accrued to the benefit of the named executive officer. Accordingly, we have not included a column for termination for cause.

The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation, would include payments or benefits already earned or vested and may differ from the amounts set forth in the tables below. In some cases a release may be required before amounts would be payable. Although we may not have any contractual obligation to make a cash payment or provide other benefits to any named executive officer in the event of his or her death or upon the occurrence of any other event, a cash payment may be made or other benefit may be provided in our discretion. The incremental benefits that would be payable upon certain types of termination of employment as they pertain to the named executive officers are described below.

Named Executive Officer	Resignation/ Retirement	By Company without Cause	Termination in Connection with Change of Control	Death
Gerald L. Hassell
Cash Compensation(1)	$—	$6,061,250	$15,500,000	$—
Health and Welfare Benefits	$—	$38,353	$38,353	$—
Retirement Benefits(2)	$—	$—	$—	$—
Deferred Compensation	$—	$—	$—	$—
Unvested Options(3)	$2,227,093	$2,227,093	$2,227,093	$2,227,093
Stock Awards(4)	$11,717,761	$11,717,761	$11,717,761	$11,717,761
Tax Gross-Up	$—	$—	$—	$—
TOTAL	$13,944,854	$20,044,457	$29,483,207	$13,944,854

Thomas P. “Todd” Gibbons
Cash Compensation(1)	$—	$3,924,225	$9,811,000	$—
Health and Welfare Benefits	$—	$2,885	$2,885	$—
Retirement Benefits(2)	$—	$—	$—	$3,312,101
Deferred Compensation	$—	$—	$—	$—
Unvested Options(3)	$—	$585,742	$821,414	$821,414
Stock Awards(4)	$4,918,516	$4,918,516	$4,918,516	$4,918,516
Tax Gross-Up	$—	$—	$—	$—
TOTAL	$4,918,516	$9,431,368	$15,553,815	$9,052,031

Curtis Y. Arledge
Cash Compensation(1)	$—	$9,470,313	$26,325,000	$—
Health and Welfare Benefits	$—	$42,153	$42,153	$—
Retirement Benefits(2)	$—	$—	$—	$—
Deferred Compensation	$—	$—	$—	$—
Unvested Options(3)	$—	$471,258	$942,508	$942,508
Stock Awards(4)	$—	$13,148,299	$13,148,299	$13,148,299
Tax Gross-Up	$—	$—	$—	$—
TOTAL	$—	$23,132,023	$40,457,960	$14,090,807

Brian G. Rogan
Cash Compensation(1)	$—	$3,924,225	$9,811,000	$—
Health and Welfare Benefits	$—	$38,353	$38,353	$—
Retirement Benefits(2)	$—	$—	$—	$4,160,403
Deferred Compensation	$—	$—	$—	$—
Unvested Options(3)	$—	$521,775	$757,447	$757,447
Stock Awards(4)	$4,785,724	$4,785,724	$4,785,724	$4,785,724
Tax Gross-Up	$—	$—	$—	$—
TOTAL	$4,785,724	$9,270,077	$15,392,524	$9,703,574
Karen B. Peetz
Cash Compensation(1)	$—	$3,257,425	$8,250,000	$—
Health and Welfare Benefits	$—	$38,138	$38,138	$—
Retirement Benefits(2)	$—	$—	$—	$33,186
Deferred Compensation	$—	$—	$—	$—
Unvested Options(3)	$—	$441,090	$680,231	$680,231
Stock Awards(4)	$4,196,142	$4,196,142	$4,196,142	$4,196,142
Tax Gross-Up	$—	$—	$—	$—
TOTAL	$4,196,142	$7,932,795	$13,164,511	$4,909,559

(1)	Amounts represented assume that no named executive officer received payment from any displacement program, supplemental unemployment plan or other separation benefit other than the executive severance plan. Amounts have been calculated in accordance with the terms of the applicable agreements. For terminations by the company without cause, amounts will be paid in installments over a two-year period following termination. For terminations in connection with a change of control, amounts will be paid in a lump sum.

(2)	Amounts shown include amounts that would be payable automatically in a lump sum distribution upon death. For benefits that would not be payable automatically in a lump sum, the amount included is the present value based on the assumptions used for purposes of measuring pension obligations under FASB ASC 715 (formerly SFAS No. 87) as of December 31, 2012, including a discount rate of 4.25%. Amounts shown include only the amount by which a named executive officer’s retirement benefit is enhanced as a result of termination, pursuant to, where applicable, required notices given after the existence of a right to payment. Information relating to the present value, whether the amounts are paid in a lump sum or on an annual basis and the duration of each named executive officer’s accumulated retirement benefit can be found in “2012 Pension Benefits” on page 48 above. Accumulated retirement benefits would not be enhanced as a consequence of a termination due to the named executive officer’s resignation/retirement.

(3)	The value of Option Awards represents the difference between the closing price of our common stock on December 31, 2012 ($25.70) and the exercise price of all unvested options that would vest on or after a separation from employment.

(4)	The value of Stock Awards represents the value at December 31, 2012 of all shares of restricted stock and restricted stock units that on that date were subject to service-based restrictions, which restrictions lapse on or after certain terminations of employment, including following a change of control.

EQUITY COMPENSATION PLANS TABLE

The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans
Approved by stockholders	96,495,354(1)	$30.50	44,675,803(2)
Not approved by stockholders	157,680(3)	$26.95	—

Total	96,653,034(4)	$30.50(5)	44,675,803

(1)	Includes 55,933,809 and 16,224,913 shares of common stock that may be issued pursuant to outstanding options and RSUs awarded under The Bank of New York Mellon Corporation Long-Term Incentive Plan and the Mellon Long-Term Profit Incentive Plan (2004), respectively; 16,796 shares of common stock that may be issued pursuant to outstanding director deferred share units under the Mellon Director Equity Plan (2006) and 89,281 shares of common stock that may be issued pursuant to stock options issued under the 2001 Mellon Stock Option Plans for Outside Directors; 24,215,866 shares of common stock that may be issued pursuant to outstanding stock-based awards under the legacy Bank of New York Long-Term Incentive Plans; and 14,689 shares of common stock that may be issued pursuant to outstanding stock options under The Bank of New York Mellon Corporation Employee Stock Purchase Plan.

(2)	Includes 6,681,258 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Employee Stock Purchase Plan; 5,000,000 shares that remain available for issuance as options solely for the purpose of satisfying outstanding reload option rights under the Mellon Long-Term Profit Incentive Plan (2004); and 32,994,545 shares of common stock that remain available for issuance under The Bank of New York Mellon Corporation Long-Term Incentive Plan, 20,144,378 of which may be granted as restricted stock or RSUs (or other full value awards).

(3)	Includes 150 shares of common stock that may be issued pursuant to options outstanding under the Mellon ShareSuccess Plan at an exercise price of $21.26. The Mellon ShareSuccess Plan, which we assumed in the merger, is a broad-based employee stock option plan covering full and part-time benefited employees of Mellon who were not participants in the Mellon Long-Term Profit Incentive Plan at the time of grant. From 1999 through 2002, each eligible full-time employee was granted an option to purchase 150 shares and each eligible benefited part-time employee was granted an option to purchase 75 shares of Mellon’s common stock. The exercise price is equal to the fair market value of Mellon’s common stock on the grant date, and the outstanding unvested options became exercisable upon stockholder approval of the merger. All outstanding options under the plan expire 10 years after the grant date. No further grants will be made under this plan.

Also includes 34,230 shares of common stock that may be issued pursuant to options outstanding under the Mellon Stock Option Plan for Affiliate Boards of Directors. The Mellon Stock Option Plan for Affiliate Boards of Directors, which we assumed in the merger and refer to as the “Affiliate Board Plan,” provided for grants of stock options to the non-employee members of affiliate boards who were not also members of Mellon’s Board of Directors. No grants were available to Mellon employees under these plans. The timing, amounts, recipients and other terms of the option grants were determined by the terms of the option plans for Mellon’s Board of Directors and no person or committee had discretion over these grants. The exercise price of the options is equal to the fair market value of Mellon’s common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year were granted options on a pro rata basis to those granted to the directors at the start of the service year. No further grants are being made under the Affiliate Board Plan, although the practice was continued through 2009 by issuing grants under The Bank of New York Mellon Corporation Long-Term Incentive Plan.

Also includes shares of common stock that may be issued pursuant to deferrals under the Deferred Compensation Plan for Non-Employee Directors of Bank of New York, which is described in further detail in “Director Compensation” on page 21 above.

(4)	The weighted average term for the expiration of outstanding stock options under our equity compensation plans is 5.4 years.

(5)	This weighted-average exercise price relates only to the options described in footnote 1. Shares underlying RSUs and deferred share units are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price.

PROPOSAL 3 – RATIFICATION OF THE SELECTION OF KPMG LLP

The Audit Committee has appointed KPMG LLP as our independent registered public accountants for the year ending December 31, 2013.

We expect that representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

The Board is submitting the selection of KPMG LLP to the stockholders for ratification upon the recommendation of the Audit Committee. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted “for” the ratification of the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2013. If the selection of KPMG LLP is not ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the selection of KPMG LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change is in our best interests.

Adoption of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of our common stock voting in person or by proxy.

The Board of Directors unanimously recommends that you vote “FOR” approval of KPMG LLP as our independent registered public accountants for the year ending December 31, 2013.

REPORT OF THE AUDIT COMMITTEE

On behalf of our Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls in respect of the integrity of our financial statements and reports, compliance with laws, regulations and corporate policies and the qualifications, performance and independence of our independent registered public accounting firm. The committee’s function is one of oversight, recognizing that our management is responsible for preparing our financial statements, and our independent registered public accountants are responsible for auditing those statements.

Consistent with this oversight responsibility, the committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2012 and management’s assessment of internal control over financial reporting as of December 31, 2012. KPMG LLP, our independent registered public accounting firm, issued its unqualified report on our financial statements and the operating effectiveness of our internal control over financial reporting.

The committee has also discussed with KPMG LLP the matters required to be discussed in accordance with Public Company Accounting Oversight Board Auditing Standard, Communications with Audit Committees. The committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board, which we refer to as the “PCAOB,” regarding the independent accountants’ communications with the audit committee concerning auditor independence, and has conducted a discussion with KPMG LLP regarding its independence. The committee has determined that KPMG LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the committee recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2012 be included in our 2012 annual report on Form 10-K.

Catherine A. Rein, Chairman

Richard J. Kogan

Michael J. Kowalski

William C. Richardson

Samuel C. Scott III

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

The Audit Committee appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013. We have been advised by KPMG LLP that it is an independent public accounting firm registered with the PCAOB and it complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.

The appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year was ratified at our 2012 Annual Meeting. The following table reflects the fees earned by KPMG LLP for services provided to us for 2012 and 2011:

Description of Fees	Amount of Fees Paid to KPMG LLP for 2012	Amount of Fees Paid to KPMG LLP for 2011
Audit Fees (1)	$18,004,000	$16,898,000
Audit-Related Fees (2)	$13,541,000	$12,850,000
Tax Fees (3)	$2,172,000	$2,316,000
All Other Fees (4)	$83,000	$115,000
Total	$33,800,000	$32,179,000

(1)	Includes fees for professional services rendered for the audit of our annual financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002) and for reviews of the financial statements included in our quarterly reports on Form 10-Q and for other services that only our independent registered public accountant can reasonably provide.

(2)	Includes fees for services that were reasonably related to performance of the audit of the annual financial statements for the fiscal year, other than Audit Fees, such as service organization reports (under Statement on Standards for Attestation Engagements (or “SSAE”) 16), employee benefit plan audits and internal control reviews.

(3)	Includes fees for tax return preparation and tax planning.

(4)	Includes fees for regulatory and other advisory services.

OTHER SERVICES PROVIDED BY KPMG LLP

KPMG LLP also provided services to entities associated with us that were charged directly to those entities and accordingly were not included in the amounts disclosed in the table above. These amounts included $12.7 million for 2012 and $11.3 million for 2011 for the audits and tax compliance services for mutual funds, collective funds and other funds advised by us. Also excluded from the amounts disclosed in the table above are fees billed by KPMG LLP to joint ventures or equity method investments in which we have an interest of 50% or less.

PRE-APPROVAL POLICY

Our Audit Committee has established pre-approval policies and procedures applicable to all services provided by our independent registered public accountants. In accordance with SEC rules, our pre-approval policy has two different approaches to pre-approving audit and permitted non-audit services performed by our independent registered public accountants. Proposed services may be pre-approved pursuant to policies and procedures established by the Audit Committee that are detailed as to a particular class of service without consideration by the Audit Committee of the specific case-by-case services to be performed. We refer to this pre-approval method as “class pre-approval.” If a class of service has not received class pre-approval, the service will require specific pre-approval by the Audit Committee before such service is provided by our independent registered public accountants. We refer to this pre-approval method as “specific pre-approval.” A list of services that has received class pre-approval from our Audit Committee (or its delegate) is attached to our Audit and Permitted Non-Audit Services Pre-Approval Policy. A copy of our Audit and Permitted Non-Audit Services Pre-Approval Policy is available on our website at www.bnymellon.com/governance/auditpolicy.pdf. For 2012, all of the fees associated with the independent registered public accounting firm services were pre-approved by the Audit Committee.

INFORMATION ON STOCK OWNERSHIP

BENEFICIAL OWNERSHIP OF SHARES BY HOLDERS OF 5% OR MORE OF OUTSTANDING STOCK

As of February 11, 2013, we had 1,161,532,235 shares of common stock outstanding. Based on filings made under Section 13(d) and 13(g) of the Exchange Act reporting ownership of shares and percent of class as of December 31, 2012, as of February 11, 2013, the only persons known by us to be beneficial owners of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Davis Selected Advisers, L.P.(1) 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	94,886,202	8.1%

Massachusetts Financial Services Company(2) 111 Huntington Avenue Boston, MA 02199	72,850,727	6.2%

Dodge & Cox(3) 555 California Street, 40th Floor San Francisco, CA 94104	61,860,295	5.3%

BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	60,716,360	5.2%

(1) Based on a review of the Schedule 13G filed on February 13, 2013 by Davis Selected Advisers, L.P. The Schedule 13G discloses that Davis Selected Advisers, L.P. had sole voting power as to 89,278,927 shares, no voting power as to 5,607,275 shares and sole dispositive power as to all 94,886,202 shares.

(2) Based on a review of the Schedule 13G filed on February 13, 2013 by Massachusetts Financial Services Company. The Schedule 13G discloses that Massachusetts Financial Services Company had sole voting power as to 59,032,653 shares and sole dispositive power as to all 72,850,727 shares.

(3) Based on a review of the Schedule 13G filed on February 13, 2013 by Dodge & Cox. The Schedule 13G discloses that Dodge & Cox had sole voting power as to 58,194,865 shares and sole dispositive power as to all 61,860,295 shares.

(4) Based on a review of the Schedule 13G filed on February 12, 2013 by BlackRock, Inc. The Schedule 13G discloses that BlackRock, Inc. had sole voting and dispositive power as to all 60,716,360 shares.

BENEFICIAL OWNERSHIP OF SHARES BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on February 11, 2013 by each director, each individual included in the “Summary Compensation Table” on page 43 above and our current directors and executive officers as a group, based on information furnished by each person. Except as otherwise indicated, sole voting and sole investment power with respect to the shares shown in the table below are held either by the individual alone or by the individual together with his or her immediate family.

Beneficial Owners	Shares of Common Stock Beneficially Owned(1)(2)
Curtis Y. Arledge	1,042,193
Ruth E. Bruch	36,312
Nicholas M. Donofrio	46,413
Thomas P. “Todd” Gibbons	1,613,211(3)(4)
Gerald L. Hassell	3,448,138(3)(5)
Edmund F. “Ted” Kelly	34,885
Richard J. Kogan	47,958
Michael J. Kowalski	54,945
John A. Luke, Jr.	47,580
Mark A. Nordenberg	32,085
Karen B. Peetz	723,008
Catherine A. Rein	113,490
William C. Richardson	47,557
Brian G. Rogan	1,697,024
Samuel C. Scott III	38,348
Wesley W. von Schack	179,001(3)
All current directors and executive officers, as a group (22 persons)	12,540,472

(1)	On February 11, 2013, none of the individuals named in the above table beneficially owned more than 1% of our outstanding shares of common stock. On that date, all current directors and executive officers as a group beneficially owned approximately 1.1% of our outstanding stock.

(2)	Includes the following amounts of common stock which the indicated individuals and group have the right to acquire under our equity plans and deferred compensation plans within 60 days of February 11, 2013: Mr. Arledge, 423,751; Ms. Bruch, 34,147; Mr. Donofrio, 12,816; Mr. Gibbons, 1,216,434; Mr. Hassell, 2,406,679; Mr. Kelly, 30,885; Mr. Kogan, 19,878; Mr. Kowalski, 49,285; Mr. Luke, 19,878; Mr. Nordenberg, 31,265; Ms. Peetz, 558,152; Ms. Rein, 17,242; Dr. Richardson, 46,425; Mr. Rogan, 1,095,002; Mr. Scott, 34,386; Mr. von Schack, 42,156; and directors and executive officers as a group, 8,304,819.

Also includes the following additional number of restricted stock units, deferred share units and phantom stock: Mr. Arledge, 218,310; Mr. Donofrio, 33,597; Mr. Gibbons, 109,166; Mr. Hassell, 271,802; Ms. Peetz, 100,453; Ms. Rein, 59,784; Mr. Rogan, 109,166; Mr. von Schack, 6,846; and directors and executive officers as a group, 1,281,666. These individuals do not have voting or investment power with respect to the underlying shares, nor do they have the right to acquire the underlying shares within 60 days of February 11, 2013.

(3)	Includes the following shares held in Grantor Retained Annuity Trusts: Mr. Hassell, 137,245 shares; Mr. Gibbons, 81,784 shares; and Mr. von Schack, 120,696 shares.

(4)	Includes 145,667 shares over which Mr. Gibbons exercises investment discretion held in trusts.

(5)	Includes 56,604 shares held by Mr. Hassell’s spouse, as to which Mr. Hassell disclaims beneficial ownership. Also includes 224,280 shares over which Mr. Hassell exercises investment discretion held in trusts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any beneficial owner of more than 10% of any class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of any of our securities. These reports are made on documents referred to as Forms 3, 4 and 5. Our directors and executive officers must also provide us with copies of these reports. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2012 each of our directors and executive officers timely complied with applicable reporting requirements for transactions in our equity securities.

ANNUAL MEETING INFORMATION

The Board of Directors is soliciting your proxy for our 2013 Annual Meeting of stockholders and any adjournment of the meeting, for the purposes set forth in the Notice of Annual Meeting.

Who Can Vote; Outstanding Shares on Record Date

Only stockholders of record of our common stock at the close of business on February 11, 2013, which we refer to as the “record date,” may vote at the Annual Meeting. On the record date, we had 1,161,532,235 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. The shares of common stock held in our treasury will not be voted.

What is a Proxy?

Your proxy gives us authority to vote your shares and tells us how to vote your shares at the Annual Meeting or any adjournment. Three of our employees, who are called “proxies” or “proxy holders” and are named on the proxy card, will vote your shares at the Annual Meeting according to the instructions you give on the proxy card or by telephone or over the Internet.

Voting Your Shares

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

If you are a “stockholder of record” (that is, you hold your shares of our common stock in your own name), you may vote your shares by using any of the following methods:

•

In Person at the Annual Meeting: If you are a registered stockholder or hold a proxy from a registered stockholder (and meet other requirements as described in “Annual Meeting Admission” on page 62 below), you may attend the Annual Meeting and vote in person by obtaining and submitting a ballot that will be provided at the meeting;

•	By Submitting a Proxy by Mail: To submit a proxy by mail, complete, sign, date and return the proxy card in the postage-paid envelope provided;

•	By Submitting a Proxy by Telephone: To submit a proxy by telephone, call the toll-free telephone number listed on the proxy card; or

•	By Submitting a Proxy by Internet: To submit a proxy by internet, use the Internet site listed on the proxy card.

The telephone and Internet voting procedures, as set forth on the proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been properly recorded. If you vote by telephone or over the Internet, you should not return your proxy card.

If you are a “beneficial owner,” also known as a “street name” holder (that is, you hold your shares of our common stock through a broker, bank or other nominee), you will receive voting instructions (including, if your broker, bank or other nominee elects to do so, instructions on how to vote your shares by telephone or over the Internet) from the record holder, and you must follow those instructions in order to have your shares voted at the Annual Meeting.

Depending on how you hold your shares, you may receive more than one proxy card.

If you vote by proxy through mail, telephone or over the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the following recommendations of the Board of Directors:

Proposal 1	FOR the election of each nominee for director
Proposal 2	FOR the advisory resolution to approve the 2012 compensation of our named executive officers
Proposal 3	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013

In addition, if other matters are properly presented for voting at the Annual Meeting, the proxy holders are also authorized to vote on such matters as they shall determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented for voting at the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering a written notice of revocation to our Corporate Secretary at the address indicated on the first page of this proxy statement;

•	submitting another signed proxy card with a later date;

•	submitting another proxy by telephone or over the Internet at a later date; or

•	attending the Annual Meeting and voting in person.

Annual Meeting Admission

Only stockholders as of the record date have a right to attend the Annual Meeting. In order to be admitted to the annual meeting, you will need to present a government-issued photo identification (such as a driver’s license or passport) and, if you are not a “record holder” on the company’s books, evidence of ownership of our common stock as of the record date (such as a brokerage account statement). If you are representing an entity that is a stockholder, you must also present documentation showing your authority to attend and act on behalf of the entity (such as a power of attorney, written proxy to vote, or letter of authorization on the entity’s letterhead). We reserve the right to limit the number of representatives for any entity that may be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting. The use of cell phones, smart phones, tablets and other personal communication devices during the Annual Meeting is also prohibited.

Quorum

A quorum is the minimum number of shares required to conduct business at the Annual Meeting. Under our by-laws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented in person or by proxy at the meeting. Abstentions and broker non-votes (as defined below) are counted as present for determining the presence of a quorum. Inspectors of election appointed for the Annual Meeting will tabulate all votes cast in person or by proxy at the Annual Meeting. In the event a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Our by-laws provide for a majority vote standard in an uncontested election of directors, such as this year’s election. Accordingly, each of the 12 nominees for director will be elected if more votes are cast “for” a director’s election than are cast “against” such director’s election, as discussed further under “Majority Voting Standard for Election of Directors” on page 10 above. All other matters to be voted on at the Annual Meeting require the favorable vote of a majority of the votes cast on the applicable matter, at the meeting in person or by proxy, for approval.

Abstentions and broker non-votes are not treated as votes cast, will not have the effect of a vote for or against a proposal or for or against a director’s election, and will not be counted in determining the number of votes required for approval or election.

If your shares are held through a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions (this is referred to as a “broker non-vote”).

OTHER INFORMATION

Stockholder Proposals for 2014 Annual Meeting

Stockholder proposals intended to be included in our proxy statement and voted on at our 2014 Annual Meeting of stockholders must be received at our offices at One Wall Street, New York, New York 10286, Attention: Corporate Secretary, on or before November 8, 2013. Applicable SEC rules and regulations govern the submission, and our consideration, of stockholder proposals for inclusion in the 2014 Annual Meeting proxy statement and form of proxy.

Pursuant to our by-laws, in order for any business not included in the notice of meeting for the 2014 Annual Meeting of stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting (including nominations of candidates for director), the stockholder must give timely written notice of that business to our Corporate Secretary. To be timely, the notice must not be received any earlier than November 8, 2013 (120 days prior to March 8, 2014), nor any later than December 8, 2013 (90 days prior to March 8, 2014). The notice also must contain the information required by our by-laws. The foregoing by-law provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of our by-laws is available upon request to: The Bank of New York Mellon Corporation, One Wall Street, New York, New York 10286, Attention: Corporate Secretary. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

Corporate Governance Guidelines and Codes of Conduct

Our Board of Directors has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities and independence of our directors. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for independent directors, communications between stockholders and directors, and Board committee structures and assignments. A copy of our Corporate Governance Guidelines is available on our website at www.bnymellon.com/governance/guidelines.

Our Board of Directors also has adopted a Code of Conduct, which applies to all of our employees, to provide a framework to maintain the highest standards of professional conduct for the company, and a Code of Conduct for directors of the company to provide guidance to our directors to help them recognize and deal with ethical issues, provide mechanisms to report possible unethical conduct and foster a culture of honesty and accountability.

Both our Code of Conduct and our Directors’ Code of Conduct satisfy applicable SEC and NYSE requirements and, together, apply to all of our directors, officers and employees and those of our subsidiaries. A copy of the Code of Conduct is available on our website at www.bnymellon.com/ethics/codeofconduct.pdf. A copy of the Directors’ Code of Conduct is available on our website at www.bnymellon.com/governance/directorscodeofconduct.pdf. We intend to disclose any amendments to our Code of Conduct or our Directors’ Code of Conduct and any waivers from the Code of Conduct or the Directors’ Code of Conduct for executive officers and directors, respectively, by posting such information on our website.

Business Relationships and Related Party Transactions Policy

In the ordinary course of business, certain of our subsidiaries periodically have, and expect to continue to have, banking and other transactions with “related persons.” A “related person” includes directors, nominees for director, executive officers, greater than 5% beneficial owners, members of such persons’ immediate families and any firm, corporation or other entity in which any of the foregoing persons is employed as a general partner or principal or in a similar position or in which such person and all other related persons has a 10% or greater beneficial interest.

The Board has adopted a policy on related party transactions, which we refer to as our “related party transactions policy,” and which was reviewed by the CG&N Committee. Our related party transactions policy provides that the CG&N Committee, or another Board committee consisting solely of independent directors, must approve any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries was, is or will be a participant and where the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, such transactions constituting disclosable related party transactions under SEC rules. Consistent with SEC rules, our related party transactions policy provides that certain transactions, including employment relationships and ordinary course non-preferential transactions, entered into with a related person, are not considered to be related party transactions and are not required to be disclosed or approved by the CG&N Committee. In 2012, there were no related party transactions that required CG&N Committee approval or disclosure in this proxy statement.

Our related party transactions policy provides that the CG&N Committee may recommend to our Board from time to time adoption of resolutions pre-approving certain types or categories of transactions that the CG&N Committee determines in good faith are in, or are not inconsistent with, our best interests and the best interests of our stockholders. The Board has adopted a resolution pre-approving transactions that involve the sale or other provision of products and services (not subject to Regulation O or other specific regulatory requirements) by our company or its subsidiaries to directors and members of their immediate family, director-related companies and executive officers and members of their immediate family in the ordinary course and on terms generally offered in transactions with non-related persons. Transactions subject to Regulation O or other specific regulatory requirements are approved as required by Regulation O or other applicable regulations.

Under the related party transactions policy, in making its determination to approve a disclosable related party transaction, the CG&N Committee may take into consideration all of the relevant facts and circumstances available to it, including (if applicable) but not limited to:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the transaction, including the amount involved;

•	the benefits to us of the transaction;

•	the availability from other sources of comparable products or services; and

•	an assessment of whether the transaction is on terms that are comparable to the terms available to or from an unrelated third party or to employees generally.

The CG&N Committee also may consider the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or a director-related company.

Under the related party transactions policy, no member of the CG&N Committee may participate in the review, consideration, approval or ratification of any disclosable related party transaction with respect to which such member or any of his or her immediate family members or director-related company is the related person. The CG&N Committee may approve only those disclosable related party transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the CG&N Committee determines in good faith.

Under the related party transactions policy, if a disclosable related party transaction is identified after it is already ongoing or completed, it must be submitted to the CG&N Committee promptly for ratification, applying the standards described above. In these circumstances, the CG&N Committee would evaluate all options available, including ratification, amendment, termination or rescission of the transaction.

Our related party transactions policy does not limit or affect the application of our other policies applicable to our directors, executive officers and other related persons, including our Codes of Conduct.

How Our Board Solicits Proxies; Expenses of Solicitation

We will pay all costs of soliciting proxies. We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee of approximately $20,000, plus reimbursement of reasonable out-of-pocket expenses. In addition, we have agreed to pay Computershare Shareowner Services LLC a fee of approximately $45,000 in connection with project management and technical services to be provided by Computershare Shareowner Services LLC relating to the distribution of this proxy statement and the annual report to employees and former employees participating in employee benefit and stock option programs. In addition, we may use our officers and employees, at no additional compensation, to solicit proxies either personally or by telephone, Internet, letter or facsimile.

Householding

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on SEC rules that permit us to deliver only one proxy statement to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact our transfer agent, Computershare Shareowner Services LLC, by phone at 1-800-729-9606 (U.S.) or 1-201-680-6651 (International) or by mail at Computershare Shareowner Services LLC, P.O. Box 3550, South Hackensack, New Jersey 07606-9250. We will deliver the requested documents promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports or proxy statements, or if you hold our stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact our transfer agent, Computershare Shareowner Services LLC, with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

Other Business

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

Jane Sherburne

General Counsel and Corporate Secretary

March 8, 2013

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8 AM Eastern Time, on April 9, 2013.

Vote by Internet
• Go to www.investorvote.com/bnym • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR all nominees for director and FOR Proxy Items 2 and 3, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

+
A	The Board of Directors recommends a vote FOR all nominees for director and FOR proposals 2 and 3

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

1.1 - Ruth E. Bruch	☐	☐	☐	1.2 - Nicholas M. Donofrio	☐	☐	☐	1.3 - Gerald L. Hassell	☐	☐	☐

1.4 - Edmund F. Kelly	☐	☐	☐	1.5 - Richard J. Kogan	☐	☐	☐	1.6 - Michael J. Kowalski	☐	☐	☐

1.7 - John A. Luke, Jr.	☐	☐	☐	1.8 - Mark A. Nordenberg	☐	☐	☐	1.9 - Catherine A. Rein	☐	☐	☐

1.10 - William C. Richardson	☐	☐	☐	1.11 - Samuel C. Scott III	☐	☐	☐	1.12 - Wesley W. von Schack	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory resolution to approve executive compensation.	☐	☐	☐	3.	Ratification of KPMG LLP as our independent auditor for 2013.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01KW3G

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: www.investorvote.com/bnym

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints Craig T. Beazer, Bennett E. Josselsohn and Richard M. Pearlman or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all The Bank of New York Mellon Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 9, 2013, at 9:00 a.m., 101 Barclay Street, New York, New York, 10286 and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director and FOR Proxy Items 2 and 3, and will vote in their discretion on such other matters that may properly come before the meeting and at any adjournment of such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Proxy Items 2 and 3.

(Continued and to be marked, dated and signed, on the other side)